Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UNITED TECHNOLOGIES CORPORATION,

LIGHT MERGER SUB CORP.

and

RAYTHEON COMPANY

dated as of June 9, 2019

TABLE OF CONTENTS

		Page Number
ARTICLE I

FORMATION; THE MERGER

Section 1.1.	The Merger	2
Section 1.2.	Closing	2
Section 1.3.	Effective Time	2
Section 1.4.	Effects of the Transaction	3

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1.	Name and Trading Symbol	3
Section 2.2.	Additional Governance Matters	3
Section 2.3.	Organizational Documents; Merger Sub Arrangements	5

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF RAYTHEON; EXCHANGE OF CERTIFICATES

Section 3.1.	Effect on Capital Stock of Raytheon	5
Section 3.2.	Exchange of Shares and Certificates	9
Section 3.3.	Certain Adjustments	12
Section 3.4.	Further Assurances	12

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties of Raytheon	12
Section 4.2.	Representations and Warranties of UTC	27

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.	Conduct of Business	43

-i-

-ii-

Exhibits

Exhibit A – Form of Amended and Restated Bylaws

-iii-

INDEX OF DEFINED TERMS

Defined Term	Page

Action	19
affiliate	82
Agreement	1
Amended and Restated Bylaws	5
Anti-Corruption Laws	82
Antitrust Laws	14
Applicable Laws	18
Book-Entry Share	10
business day	82
Carrier Business	82
Carrier Contribution	1
Carrier Debt-For-Debt Exchange	82
Carrier Distribution	83
Carrier SpinCo	83
Carrier SpinCo Debt Securities	83
Carrier SpinCo Pre-Closing Cash Distribution	83
Certificate	9
Certificate of Merger	2
Change	85
Clean Team Agreement	83
Closing	2
Closing Date	2
COBRA	20
Code	1
Confidentiality Agreement	52
control	82
Customs & International Trade Authorizations	83
Customs & International Trade Laws	83
D&O Indemnified Parties	65
Debt Reallocation	83
DGCL	2
Distribution	84
Distributions	84
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	84
Environmental Permits	25
ERISA	84
ERISA Affiliate	84
Excess Shares	8
Exchange Act	14
Exchange Agent	9
Exchange Fund	9

-iv-

Exchange Ratio	5
External Separation Transactions	84
External Spin-Off Tax Opinion	84
External Spin-Off Tax Representation Letters	67
Form S-4	29
GAAP	16
Government Contract	84
Governmental Entity	14
Hazardous Materials	85
HSR Act	14
Intellectual Property	85
Intended Tax-Free Treatment	85
Internal Restructuring Tax Opinions/Rulings	85
IRS	20
IRS Ruling	85
IRS Ruling Request	39
IRS Submission	67
IT Assets	85
Joint Proxy Statement	14
knowledge	85
Liens	13
Material Adverse Effect	85
Measurement Date	15
Merger	2
Merger Consideration	5
Merger Sub	1
Merger Tax Opinion	68
Merger Tax Representation Letters	68
Multiemployer Plan	86
Multiple Employer Plan	86
New Benefit Plans	69
NYSE	3
Order	64
Otis Business	86
Otis Contribution	1
Otis Debt-For-Debt Exchange	87
Otis Distribution	87
Otis SpinCo	87
Otis SpinCo Debt Securities	87
Otis SpinCo Pre-Closing Cash Distribution	87
Outside Date	76
Overage Amount	71
Overage Notice	71
PBGC	21
Permitted Liens	87
person	88

-v-

Personal Data	88
Pre-Merger Financing Transaction	51
Qualified UTC Common Stock	88
Raytheon	1
Raytheon Alternative Transaction	52
Raytheon Benefit Plan	88
Raytheon Common Stock	14
Raytheon Disclosure Letter	12
Raytheon Equity Awards	8
Raytheon Filed SEC Documents	12
Raytheon Financial Advisors	26
Raytheon Financial Statements	16
Raytheon Intervening Event	55
Raytheon Material Contracts	24
Raytheon Permits	18
Raytheon Preferred Stock	15
Raytheon PSU Award	7
Raytheon Recommendation Change	53
Raytheon Restricted Stock Award	6
Raytheon Revolver	88
Raytheon RSU Award	6
Raytheon SEC Documents	16
Raytheon Stockholder Approval	26
Raytheon Stockholders Meeting	60
Raytheon Superior Proposal	52
Raytheon Tax Counsel	68
Raytheon Termination Fee	79
Raytheon Third Party	52
Raytheon Title IV Plan	21
Raytheon Triggering Event	88
Release	88
Remedial Actions	64
Representative	51
Sanctioned Person	89
Sanctions	89
Sarbanes-Oxley Act	16
SEC	3
Securities Act	16
Separation	89
Separation Committee	72
Separation Documentation	89
Separation Principles	89
Specified Internal Restructuring Transaction	89
SpinCo Registration Statements	59
Step Plan	89
subsidiary	89

-vi-

Surviving Corporation	2
Tax Return	89
Taxes	89
Taxing Authority	90
Unacceptable Condition	64
UTC	1
UTC Alternative Transaction	56
UTC Common Stock	29
UTC Disclosure Letter	27
UTC Equity Awards	90
UTC Filed SEC Documents	27
UTC Financial Advisors	42
UTC Financial Statements	31
UTC Intervening Event	58
UTC Material Contracts	40
UTC Option	90
UTC Permits	34
UTC Preferred Stock	30
UTC PSU Award	90
UTC Recommendation Change	57
UTC RemainCo	90
UTC RemainCo Benefit Plan	90
UTC RemainCo Businesses	90
UTC RemainCo Title IV Plan	36
UTC RSU Award	90
UTC SAR	91
UTC SEC Documents	31
UTC Share Issuance	29
UTC Stockholder Approval	41
UTC Stockholders Meeting	60
UTC Superior Proposal	56
UTC Tax Counsel	67
UTC Termination Fee	80
UTC Third Party	56
UTC Triggering Event	91
Willful Breach	91

-vii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2019 (this “Agreement”), by and among United Technologies Corporation, a Delaware corporation (“UTC”), Light Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Raytheon Company, a Delaware corporation (“Raytheon”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of UTC and Raytheon have deemed it advisable and in the best interests of their respective corporations and stockholders that UTC and Raytheon engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of UTC has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the UTC Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the UTC Share Issuance, are fair to, and in the best interests of, UTC and the stockholders of UTC, (c) resolved to recommend the approval of the UTC Share Issuance to the stockholders of UTC, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the UTC Share Issuance be submitted to the stockholders of UTC for approval;

WHEREAS, the Board of Directors of Raytheon has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Raytheon and the stockholders of Raytheon, (c) resolved to recommend the adoption of this Agreement to the stockholders of Raytheon, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Raytheon for adoption;

WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Merger;

WHEREAS, prior to the Closing, UTC will consummate the Separation and each of the Distributions, in each case subject to the terms and conditions set forth herein;

WHEREAS, the parties to this Agreement intend that, for U.S. federal income tax purposes, (a) the contribution by UTC of the Otis Business to Otis SpinCo (the “Otis Contribution”) and the Otis Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Otis Distribution will qualify under Section 355 of the Code, (c) the contribution by UTC of the Carrier Business to Carrier SpinCo (the “Carrier Contribution”) and the Carrier Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (d) the Carrier Distribution will qualify under Section 355 of the Code, (e) the Merger will not cause Section 355(e) of the Code to apply to either

Distribution, and (f) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties to this Agreement also intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

FORMATION; THE MERGER

Section 1.1.          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Raytheon (the “Merger”) at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Raytheon shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2.          Closing.  The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, on the first day of the month (or, if such day is not a business day, the following business day) that is at least three (3) business days after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the conditions set forth in Section 7.1(h), Section 7.1(i) and Section 7.1(j) may be satisfied at any time prior to the Closing (including on the Closing Date, prior to the Closing) at the discretion of UTC; provided, further, that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3.          Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger.  The Merger shall become effective at the time when the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Merger Certificate (the “Effective Time”); provided that in no event shall the Effective Time occur at or prior to the effective time of the Distributions or, if both Distributions shall not have the same effective time, the effective time of the second Distribution.

Section 1.4.          Effects of the Transaction.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1.          Name and Trading Symbol.  UTC shall cause (a) the name of UTC to be changed to “Raytheon Technologies Corporation” effective as of the Effective Time and (b) the ticker symbol of UTC to be reserved, prior to or as of the Effective Time, as shall be mutually agreed upon by Raytheon and UTC prior to the Effective Time.

Section 2.2.          Additional Governance Matters.

(a)          Headquarters.  Following the Effective Time, UTC shall have its headquarters in the Greater Boston Metro Area, Massachusetts, with the specific location of the headquarters to be mutually agreed by UTC and Raytheon; provided that if such specific location is not determined prior to the Closing, such specific location shall be determined in accordance with the Amended and Restated Bylaws.

(b)          Executive Chair and Chief Executive Officer of UTC.  Effective as of the Effective Time, (A) the Chief Executive Officer of UTC as of immediately prior to the Effective Time shall continue to serve as the Chief Executive Officer of UTC and (B) the Chief Executive Officer of Raytheon as of immediately prior to the Effective Time shall be appointed to serve as the Executive Chairman of UTC for a term of two (2) years, following which such term the Chief Executive Officer of UTC shall also become the Chairman of UTC in addition to continuing to serve as the Chief Executive Officer of UTC, and in each case until his successor is elected and qualified or his earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Amended and Restated Bylaws and such person’s employment agreement.

(c)          Other Officers of UTC.  Effective as of the Effective Time, the officers of UTC other than the Executive Chairman of UTC and the Chief Executive Officer of UTC shall be such persons as UTC and Raytheon shall, cooperating in good faith and through a process overseen by their respective Chief Executive Officers, mutually agree prior to the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Amended and Restated Bylaws.

(d)          Board of Directors of UTC.  Effective as of the Effective Time, the Board of Directors of UTC shall consist of a total of fifteen (15) directors, of whom:

(i)          Seven (7) directors, each of whom shall be a member of the Board of Directors of UTC as of immediately prior to the Effective Time and shall qualify as an “independent director” under the listing standards of the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules of the SEC (the “SEC”), shall be designated by the Board of Directors of UTC prior to the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Amended and Restated

Bylaws (it being understood that until the second anniversary of the Closing Date, each other UTC Continuing Independent Director (as defined in the Amended and Restated Bylaws) shall be selected in accordance with the Amended and Restated Bylaws);

(ii)         Six (6) directors, each of whom shall be a member of the Board of Directors of Raytheon as of immediately prior to the Effective Time and shall qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, shall be designated by the Board of Directors of Raytheon prior to the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Amended and Restated Bylaws (it being understood that until the second anniversary of the Closing Date, each other RTN Continuing Independent Director (as defined in the Amended and Restated Bylaws) shall be selected in accordance with the Amended and Restated Bylaws); and

(iii)        The remaining two (2) directors shall be (A) the Chief Executive Officer of UTC as of the Effective Time and (B) the Executive Chairman of UTC as of the Effective Time, in each case as determined in accordance with Section 2.2(b).

(e)          Lead Director of UTC.  Effective as of the Effective Time, the Lead Director of UTC shall be a member of the Board of Directors of UTC as of the Effective Time who is designated prior to the Effective Time by mutual agreement of UTC and Raytheon from among the directors designated pursuant to Section 2.2(d)(ii).

(f)          UTC Board Committees.  Effective as of the Effective Time:

(i)          The standing committees of the Board of Directors of UTC shall consist of the Audit Committee, the Compensation Committee, the Committee on Governance and Public Policy, the Finance Committee and the Special Activities Committee;

(ii)         The chair of each such standing committee of the Board of Directors of UTC shall be a member of the Board of Directors of UTC as of the Effective Time who is designated prior to the Effective Time by mutual agreement of UTC and Raytheon, as follows:

(A)          in the case of the Special Activities Committee, the Compensation Committee and the Committee on Governance and Public Policy, the chair of each such committee shall be a RTN Continuing Director (as defined in the Amended and Restated Bylaws);

(B)           in the case of the Audit Committee and the Finance Committee, the chair of each such committee shall be a UTC Continuing Director (as defined in the Amended and Restated Bylaws); and

(iii)         The number of RTN Continuing Directors on each committee of the Board of Directors of UTC shall be the same as the number of UTC Continuing Directors on such committee.

Section 2.3.          Organizational Documents; Merger Sub Arrangements.

(a)          At the Effective Time, the Bylaws of UTC shall be amended and restated in their entirety to be in the form attached hereto as Exhibit A (the “Amended and Restated Bylaws”), until thereafter amended in accordance with their terms and Applicable Law.

(b)          At the Effective Time, the Certificate of Incorporation of Raytheon and the Bylaws of Raytheon shall be amended and restated in their entirety to be in the form of the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Corporation shall be “Raytheon Company” and (ii) the reference to the incorporator will be removed), in each case until thereafter amended in accordance their respective terms and with Applicable Law.

(c)          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Surviving Corporation.  The officers of Raytheon immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF RAYTHEON;
EXCHANGE OF CERTIFICATES

Section 3.1.          Effect on Capital Stock of Raytheon.

(a)          Conversion of Raytheon Common Stock, Merger Sub Common Stock and UTC Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Raytheon, UTC, Merger Sub or the holders of any securities of Raytheon, UTC or Merger Sub:

(i)          Each issued and outstanding share of Raytheon Common Stock (other than any shares of Raytheon Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 2.3348 (the “Exchange Ratio”) fully paid and nonassessable shares of UTC Common Stock (and, if applicable, cash in lieu of fractional shares of UTC Common Stock payable in accordance with Section 3.1(c)) (the “Merger Consideration”).  As of the Effective Time, all such shares of Raytheon Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.  As of the Effective Time, each holder of a certificate or book-entry share representing any shares of Raytheon Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)          Each share of Raytheon Common Stock held in the treasury of Raytheon immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)        Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(iv)        Each issued share of UTC Common Stock shall remain an issued share of UTC Common Stock and shall not be converted or canceled as a result of the Merger.  Each certificate or book-entry share representing any shares of UTC Common Stock as of the Effective Time shall continue for all corporate purposes to evidence ownership of such shares notwithstanding the change to the name of UTC pursuant to Section 2.1(a).

(b)          Treatment of Raytheon Equity Awards.

(i)          The Merger shall constitute a “change in control” for purposes of the Raytheon 2010 Stock Plan and all awards granted thereunder.

(ii)         Each award of unvested restricted shares of Raytheon Common Stock (each a “Raytheon Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof:

(A)          if such Raytheon Restricted Stock Award becomes vested at the Effective Time pursuant to its terms, be converted into the right to receive a number of shares of UTC Common Stock equal to the product of (1) the number of shares of Raytheon Common Stock subject to such Raytheon Restricted Stock Award immediately prior to the Effective Time and (2) the Exchange Ratio (with a cash payment in respect of any fractional shares in accordance with Section 3.1(c)), less applicable Tax withholding, payable promptly following the Effective Time and in any event no later than fifteen (15) business days following the Effective Time; or

(B)           if such Raytheon Restricted Stock Award is not covered by Section 3.1(b)(ii)(A), be converted into an award of unvested restricted shares of UTC Common Stock with the same terms and conditions that applied to such Raytheon Restricted Stock Award immediately prior to the Effective Time, relating to a number of shares of UTC Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Raytheon Common Stock subject to such Raytheon Restricted Stock Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(iii)        Each award of time-based vesting restricted stock units relating to Raytheon Common Stock (each, a “Raytheon RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof:

(A)          if such Raytheon RSU Award becomes vested at the Effective Time pursuant to its terms, be cancelled and converted into the right to receive a number of shares of UTC Common Stock equal to the product of (1) the number of shares of Raytheon Common Stock subject to such Raytheon RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio (plus a cash payment in respect of any fractional shares in accordance with Section 3.1(c)), less applicable Tax withholding, payable promptly following the Effective Time and in any event no later than fifteen (15) business days following the Effective Time; provided that notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to this Section 3.1(b)(iii)(A) in respect of any such Raytheon RSU Award which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code; or

(B)           if such Raytheon RSU Award is not covered by Section 3.1(b)(iii)(A), be converted into an award of UTC restricted stock units with the same terms and conditions that applied to such Raytheon RSU Award immediately prior to the Effective Time, relating to a number of shares of UTC Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Raytheon Common Stock subject to such Raytheon RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(iv)         Each award of performance-based vesting restricted stock units relating to Raytheon Common Stock (each, a “Raytheon PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be converted into an award of UTC restricted stock units with the same terms and conditions (other than performance-based vesting conditions) that applied to such Raytheon PSU Award immediately prior to the Effective Time, relating to a number of shares of UTC Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Raytheon Common Stock subject to such Raytheon PSU Award immediately prior to the Effective Time (with such number of shares determined by deeming the applicable performance conditions to be achieved at (x) if the Effective Time occurs within the first calendar year of the relevant performance cycle, target level of performance, and (y) if the Effective Time occurs on or after completion of the first calendar year of the relevant performance cycle, (I) with respect to the relative total shareholder return performance metric, actual performance through the last business day preceding the Closing Date and, (II) with respect to the return on invested capital and cumulative free cash flow performance metrics, actual performance for all completed calendar years in the relevant performance cycle and assumed performance at target for each remaining calendar year of the performance cycle (with determinations of actual performance made by the Management Development and Compensation Committee of

the Board of Directors of Raytheon after consultation with UTC)) and (2) the Exchange Ratio.

(v)          Prior to the Effective Time, the Board of Directors of Raytheon or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Raytheon Restricted Stock Awards, the Raytheon RSU Awards, and the Raytheon PSU Awards (collectively, the “Raytheon Equity Awards”) as contemplated by this Section 3.1(b).

(vi)         As soon as practicable after the Effective Time, UTC shall prepare and file with the SEC a registration statement on Form S-8 (or other applicable form) registering the shares of UTC Common Stock necessary to fulfill UTC’s obligations under this Section 3.1(b).  UTC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of UTC Common Stock for delivery with respect to the Raytheon Equity Awards assumed by it in accordance with this Section 3.1(b).

(c)          Fractional Shares.  No fractional share of UTC Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Certificates or Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any UTC Common Stock or to vote or to any other rights of a holder of UTC Common Stock.  Each holder of shares of Raytheon Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UTC Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.1(c).  As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of UTC Common Stock delivered to the Exchange Agent by UTC for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of UTC Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”).  As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates and Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE.  The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable.  Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders.  The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.  The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.1(c); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.1(c) until the surrender of such Certificates or Book-Entry Shares in accordance with this Article III.  The payment of cash in lieu of fractional share interests pursuant to this Section 3.1(c) is not separately bargained-for consideration.

(d)          No Dissenters’ Rights.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Raytheon Common Stock or UTC Common Stock in connection with the Merger.

Section 3.2.          Exchange of Shares and Certificates.

(a)          Designation of Exchange Agent; Deposit of Exchange Fund.  Prior to the Closing, UTC shall enter into a customary exchange agreement with the transfer agent of UTC, the transfer agent of Raytheon or another nationally recognized financial institution or trust company designated by UTC and reasonably acceptable to Raytheon (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i).  Prior to or substantially concurrently with the Effective Time, UTC shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, book-entry shares representing the full number of whole shares of UTC Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Raytheon Common Stock, and UTC shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of UTC Common Stock pursuant to Section 3.2(d) (such shares of UTC Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

(b)          Letters of Transmittal and Instructions for Surrender.  As promptly as practicable following the Effective Time, and in no event later than the fifth (5th) business day thereafter, UTC shall cause the Exchange Agent to mail to each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding shares of Raytheon Common Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to UTC and Raytheon) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to UTC and Raytheon) for use in effecting the surrender of the Certificates in exchange for (A) the number of shares of UTC Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(d) and (C) cash in lieu of fractional shares of UTC Common Stock payable pursuant to Section 3.1(c).

(c)          Exchange Procedures.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of shares of UTC Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(d) and (iii) any cash in lieu of fractional shares of UTC Common Stock payable pursuant to Section 3.1(c), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled.  No holder of record of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Raytheon Common Stock shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent, and in lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive (x) the number of shares of UTC Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(d) and (z) any cash in lieu of fractional shares of UTC Common Stock payable pursuant to Section 3.1(c).  Until surrendered, in the case of a Certificate, or paid for, in the case of a Book-Entry Share, in each case, as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(c) and any dividends or other distributions payable pursuant to Section 3.2(d).  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or any cash payable hereunder.

(d)          Distributions with Respect to Unexchanged Shares.  Subject to Applicable Law, there shall be paid to the holders of the UTC Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 3.2(c), without interest, (i) at the time of delivery of such UTC Common Stock by the Exchange Agent pursuant to Section 3.2(c), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of UTC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such UTC Common Stock by the Exchange Agent pursuant to Section 3.2(c), and a payment date subsequent to such delivery of such UTC Common Stock by the Exchange Agent pursuant to Section 3.2(c), payable with respect to such shares of UTC Common Stock.

(e)          Certain Transfers of Ownership.  In the event of a transfer of ownership of Raytheon Common Stock that is not registered in the transfer records of Raytheon, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to UTC Common Stock as contemplated by Section 3.2(d)) may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of UTC that such Tax has been paid or is not applicable.

(f)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by UTC or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as UTC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

(g)          No Further Ownership Rights in Raytheon Common Stock.  All shares of UTC Common Stock (together with cash in lieu of fractional shares of UTC Common Stock payable pursuant to Section 3.1(c)) issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Raytheon Common Stock theretofore represented by such Certificates or Book-Entry Shares.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of Raytheon of shares of Raytheon Common Stock that were outstanding immediately prior to the Effective Time.  If Certificates or Book-Entry Shares are presented to UTC, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Raytheon Common Stock formerly represented by such Certificates or Book-Entry Shares.

(h)          Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to UTC or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to UTC as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to UTC Common Stock as contemplated by Section 3.2(d).

(i)           No Liability.  None of UTC, Merger Sub, Raytheon or the Exchange Agent shall be liable to any person in respect of any shares of UTC Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 3.2(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of UTC free and clear of all claims or interest of any person previously entitled thereto.

(j)           Withholding Rights.  Each of UTC, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax Law.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.3.          Certain Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding shares of UTC Common Stock or Raytheon Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that (a) no such adjustment shall be made as a result or in respect of the Separation or either or both of the Distributions and (b) nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4.          Further Assurances.  If, at any time after the Effective Time, any further action is determined by UTC or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or UTC with full right, title and possession of and to all rights and property of Merger Sub and Raytheon with respect to the Merger, the officers and managers of UTC shall be fully authorized (in the name of Merger Sub, Raytheon, the Surviving Corporation and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.          Representations and Warranties of Raytheon.  Except as set forth in any Raytheon SEC Document filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Raytheon Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Raytheon to UTC upon the execution of this Agreement (the “Raytheon Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Raytheon represents and warrants to UTC as follows:

(a)          Organization, Standing and Corporate Power.  Each of Raytheon and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Each of Raytheon and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  The Certificate of Incorporation of Raytheon and the Bylaws of Raytheon, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Raytheon Filed SEC Documents.

(b)          Corporate Authority; Non-contravention.

(i)          Raytheon has all requisite corporate power and authority to enter into this Agreement and, subject to the Raytheon Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Raytheon and the consummation by Raytheon of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Raytheon, subject, in the case of the Merger, to the Raytheon Stockholder Approval.  The Board of Directors of Raytheon (at a meeting duly called and held) has, by the unanimous vote of all directors of Raytheon, (A) determined that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Raytheon and its stockholders, (B) authorized and approved the execution, delivery and performance of this Agreement by Raytheon and approved the Merger and (C) resolved to recommend the adoption of this Agreement by the holders of Raytheon Common Stock and directed that this Agreement be submitted for consideration by Raytheon’s stockholders at the Raytheon Stockholders Meeting, and, subject to Section 5.2(b), such resolutions have not been rescinded, modified or withdrawn in any way.  This Agreement has been duly executed and delivered by Raytheon and, assuming the due authorization, execution and delivery of this Agreement by UTC and Merger Sub, constitutes the legal, valid and binding obligation of Raytheon, enforceable against Raytheon in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii)         The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Raytheon or any of its subsidiaries under, (A) the Certificate of Incorporation of Raytheon or the Bylaws of Raytheon or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Raytheon or any of its subsidiaries is a party or by which Raytheon, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Raytheon or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of Raytheon’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Raytheon or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii)        No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to Raytheon or any of its subsidiaries in connection with the execution and delivery of this Agreement by Raytheon or the consummation by Raytheon of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable United States or foreign competition, antitrust, merger control or investment laws or laws that provide for review of national security or defense matters (together with the HSR Act, the “Antitrust Laws”), (B) the filing with the SEC of (1) a proxy statement relating to the Raytheon Stockholders Meeting (such proxy statement, together with the proxy statement relating to the UTC Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) and (2) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Raytheon or its subsidiaries are qualified to do business and (D) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Raytheon or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c)          Capital Structure.

(i)          The authorized capital stock of Raytheon consists of 1,450,000,000 shares of common stock, $0.01 par value per share (the “Raytheon Common Stock”), and 200,000,000 shares of preferred stock, $0.01 par value per share (the “Raytheon Preferred

Stock”).  At the close of business on June 5, 2019 (the “Measurement Date”), (A) 278,541,114 shares of Raytheon Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Raytheon Common Stock held by Raytheon in its treasury), including 1,951,555 shares of Raytheon Common Stock underlying Raytheon Restricted Stock Awards, (B) no shares of Raytheon Common Stock were held by Raytheon in its treasury, (C) no shares of Raytheon Preferred Stock were issued and outstanding, (D) 543,409 shares of Raytheon Common Stock were subject to issuance pursuant to Raytheon RSU Awards, and (E) 386,380 shares of Raytheon Common Stock were subject to issuance pursuant to Raytheon PSU Awards (assuming satisfaction of any performance vesting conditions at target levels).

(ii)         All outstanding shares of capital stock of Raytheon are, and all shares of capital stock of Raytheon that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 4.1(c) and except for changes since the Measurement Date resulting from the issuance of shares of Raytheon Common Stock pursuant to Raytheon RSU Awards or Raytheon PSU Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Raytheon, (2) any securities or interests of Raytheon or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Raytheon or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Raytheon or any of its subsidiaries (including any subsidiary trust), or obligations of Raytheon or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Raytheon, and (B) there are no outstanding obligations of Raytheon or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Raytheon.

(iii)        There are no stockholder agreements or voting trusts or other agreements or understandings to which Raytheon is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Raytheon.  Raytheon has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.  No shares of capital stock of Raytheon are held by any subsidiary of Raytheon.  Raytheon does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Raytheon on any matter.

(iv)        As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Raytheon or any of its subsidiaries is subject, party or otherwise bound.

(d)          Subsidiaries.

(i)          Except as would not reasonably be expected to be, individually or in the aggregate, material to Raytheon and its subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such subsidiary have been validly issued and are fully paid and nonassessable.

(ii)         Except as would not reasonably be expected to be, individually or in the aggregate, material to Raytheon and its subsidiaries, taken as a whole, there are no outstanding (A) securities of Raytheon or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its subsidiaries or (B) warrants, calls, options or other rights to acquire from Raytheon or any of its subsidiaries, or any obligation of Raytheon or any of its subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any subsidiary of Raytheon.

(e)          SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)          Raytheon has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2017 (the “Raytheon SEC Documents”).  As of their respective dates, the Raytheon SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Raytheon SEC Documents, and none of the Raytheon SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Raytheon SEC Documents, and, to the knowledge of Raytheon, none of the Raytheon SEC Documents is the subject of any outstanding SEC comment or investigation.  No subsidiary of Raytheon is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)         The consolidated financial statements (including all related notes and schedules) of Raytheon and its subsidiaries included in the Raytheon SEC Documents (the “Raytheon Financial Statements”) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Raytheon and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)        Except (A) as reflected or reserved against in Raytheon’s audited balance sheet as of December 31, 2018 (or the notes thereto) included in Raytheon’s Annual Report on Form 10-K filed with the SEC on February 13, 2019, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Raytheon nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Raytheon and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Raytheon.

(iv)        Raytheon maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Raytheon’s properties or assets.  Since January 1, 2017, none of Raytheon, Raytheon’s independent accountants, the Board of Directors of Raytheon or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of Raytheon, (2) “material weakness” in the internal controls over financial reporting of Raytheon or (3) fraud, whether or not material, that involves management or other employees of Raytheon who have a significant role in the internal controls over financial reporting of Raytheon.

(v)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Raytheon are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Raytheon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Raytheon, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Raytheon to make the certifications required under the Exchange Act with respect to such reports.

(vi)        Neither Raytheon nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Raytheon and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Raytheon or any of its subsidiaries in Raytheon’s or such subsidiary’s published financial statements or other Raytheon SEC Documents.

(f)           Information Supplied.  None of the information supplied or to be supplied by Raytheon for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Raytheon’s stockholders or at the time of the Raytheon Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Raytheon with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of UTC for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g)          Absence of Certain Changes or Events.

(i)          From December 31, 2018, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Raytheon and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)         Since December 31, 2018, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Raytheon.

(h)          Compliance with Applicable Laws; Outstanding Orders.  Raytheon and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Raytheon and its subsidiaries (the “Raytheon Permits”), and all such Raytheon Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Raytheon and its subsidiaries are in compliance with the terms of the Raytheon Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity (collectively, “Applicable Laws”) relating to Raytheon and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Raytheon Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Neither Raytheon nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on

Raytheon or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(i)           Foreign Corrupt Practices Act.  Except as, individually or in the aggregate, would not reasonably be expected to be material to Raytheon and its subsidiaries, taken as a whole, (i) since January 1, 2017, none of Raytheon or its subsidiaries, nor, to the knowledge of Raytheon, any director, officer, employee or agent of Raytheon, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of Raytheon, as of the date of this Agreement, neither Raytheon nor any of its subsidiaries is under internal or Governmental Entity investigation for any material violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Raytheon and its subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws, and (iv) since January 1, 2017, neither Raytheon nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(j)           Customs and International Trade Laws; Sanctions.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (i) since January 1, 2017, Raytheon and its subsidiaries have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Entity has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against Raytheon or any of its subsidiaries or, to the knowledge of Raytheon, any of their respective directors or officers (in their capacities as such) in connection with any violation of any applicable Customs & International Trade Laws, (ii) from January 1, 2017 through the date of this Agreement, there have been no Actions by a Governmental Entity with respect to Raytheon’s and its subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws, (iii) neither Raytheon nor any of its subsidiaries, and, to the knowledge of Raytheon, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the knowledge of Raytheon, threatened claims against it, him or her with respect to applicable Sanctions and (iv) each of Raytheon and its subsidiaries is and, since January 1, 2017, has been, in compliance in all material respects with all applicable Sanctions.

(k)          Litigation.  As of the date hereof, there is no legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation (each, an “Action”) pending or, to the knowledge of Raytheon, threatened in writing against or affecting Raytheon or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse

Effect on Raytheon or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(l)           Benefit Plans.

(i)          With respect to each material Raytheon Benefit Plan, Raytheon has made available, upon request, to UTC complete and accurate copies of (A) such Raytheon Benefit Plan and, to the extent applicable, summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion, if applicable.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (A) each of the Raytheon Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Raytheon Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Raytheon or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Raytheon or its subsidiaries as of the Effective Time pursuant to each Raytheon Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Raytheon nor any of its subsidiaries has engaged in a transaction in connection with which Raytheon or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Raytheon, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, or against any of the Raytheon Benefit Plans or any trusts related thereto.

(iii)        Except as set forth on Section 4.1(l)(iii) of the Raytheon Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, none of Raytheon, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Raytheon, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)        Each of the Raytheon Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Raytheon, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)         Section 4.1(l)(v) of the Raytheon Disclosure Letter sets forth each Raytheon Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, an “Raytheon Title IV Plan”).  With respect to each Raytheon Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Raytheon Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (D) none of Raytheon, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Raytheon, is expected to be incurred by Raytheon or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Raytheon Title IV Plan.

(vi)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (A) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or director of Raytheon or any of its subsidiaries or (B) result in any limitation on the right of Raytheon or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Raytheon Benefit Plan or related trust on or after the Effective Time.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Raytheon or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii)       No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Raytheon or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, all Raytheon Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)         Labor and Employment Matters.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Raytheon or any of its subsidiaries, (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Raytheon, threatened in writing against Raytheon or any of its subsidiaries and (iii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Raytheon, threatened in writing, with respect to any employees of Raytheon or any of its subsidiaries.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, neither Raytheon nor any of its subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Raytheon or any of its subsidiaries and, to the knowledge of Raytheon, no such investigation is in progress.

(n)          Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Raytheon:

(i)          (A) All Tax Returns required to be filed by Raytheon or any of its subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, shareholders or other third parties) by Raytheon or any of its subsidiaries have been paid in full, in each of clauses (A) through (C), except to the extent adequate reserves, in accordance with GAAP, are reflected in the Raytheon Financial Statements.

(ii)         There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Raytheon or any of its subsidiaries.

(iii)        (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Raytheon or any of its subsidiaries, and (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Raytheon or any of its subsidiaries, except for any such claim, assessment, or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the Raytheon Financial Statements.

(iv)        Neither Raytheon nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Raytheon and/or any of its subsidiaries or (y) customary provisions in commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (B) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Raytheon or any of its subsidiaries), or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code.

(v)         None of the assets of Raytheon or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)        Within the past two years, neither Raytheon nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(vii)       As of the date hereof, neither Raytheon nor any of its subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance (taking into account the terms of the agreements and arrangements described in the Separation Principles) that could reasonably be expected to prevent or impede (A) any of the External Separation Transactions or the Merger from qualifying for its Intended Tax-Free Treatment, or (B) Raytheon from obtaining the Merger Tax Opinion.

(viii)      Neither Raytheon nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(ix)        Neither Raytheon nor any of its subsidiaries is or will be required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code.  With respect to any amounts that Raytheon or any of its subsidiaries, as applicable, are required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state or local Applicable Law), Raytheon and its subsidiaries, as applicable, (A) have timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Applicable Law) and (B) have timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state or local Applicable Law).

(o)          Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Raytheon, (i) to the knowledge of Raytheon, Raytheon and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted, (ii) to the knowledge of Raytheon, the conduct of Raytheon’s and its subsidiaries’ businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, (iii) no claims are pending or, to the knowledge of Raytheon, threatened in writing adversely affecting the Intellectual Property rights of Raytheon, (iv) to the knowledge of Raytheon, no third party has infringed, misappropriated, diluted, or otherwise violated any material Intellectual Property rights owned by Raytheon or any of its subsidiaries, (v) Raytheon and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (vi) to the knowledge of Raytheon, there has been no unauthorized disclosure of any such trade secrets or confidential information of or relating to Raytheon or any of its subsidiaries to any person.

(p)          Information Technology; Data Protection.  The IT Assets of Raytheon and its subsidiaries operate and perform as needed by Raytheon and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Since January 1, 2017, to the knowledge of Raytheon, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of Raytheon or its subsidiaries or any other persons to the extent used by or on behalf of Raytheon or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any products of Raytheon or its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, Raytheon and its subsidiaries (A) are and have been since January 1, 2017 in compliance with all Applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.  To the knowledge of Raytheon, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Raytheon or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.

(q)          Certain Contracts.  Except for this Agreement, as of the date of this Agreement, neither Raytheon nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Raytheon Benefit Plan, (ii) any contract relating to indebtedness for borrowed money in excess of $1,000,000,000 or (iii) any non-competition agreement or other agreement or obligation that limits the manner in which the businesses of Raytheon and its subsidiaries is or would be conducted, in each case that (A) is outside the ordinary course of business consistent with past practice and (B) would, after giving effect to the Merger, materially impact the businesses and activities of UTC RemainCo and its subsidiaries, taken as a whole (all contracts of the types described in clauses (i) through (iii), collectively, the “Raytheon Material Contracts”).  Each Raytheon Material Contract is valid and binding on Raytheon (or, to the extent a subsidiary of Raytheon is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Raytheon and each subsidiary of Raytheon have in all material respects performed all obligations required to be performed by them to date under each

Raytheon Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon.  Neither Raytheon nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Raytheon, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Raytheon Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Raytheon.  To the knowledge of Raytheon, no other party to any Raytheon Material Contract is in breach of or default under the terms of any Raytheon Material Contract where such default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Raytheon.

(r)           Government Contracts.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (i) each Government Contract to which Raytheon or its subsidiaries is a party was legally awarded, is binding on Raytheon or its applicable subsidiary, and is in full force and effect, (ii) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Raytheon or any of its subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (iii) Raytheon and its subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (iv) since January 1, 2017, neither the Governmental Entity nor any prime contractor or subcontractor has notified Raytheon or any of its subsidiaries in writing that it has, or is alleged to have, breached or violated any Applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (v) since January 1, 2017, neither Raytheon nor any of its subsidiaries has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of Applicable Law, arising under or relating to a Government Contract and (vi) none of Raytheon, any of its subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the knowledge of Raytheon, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity.

(s)          Environmental Protection.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (i) Raytheon and each of its subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither Raytheon nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Raytheon or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Raytheon and each of its subsidiaries have obtained all environmental, health and safety permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities (“Environmental Permits”) required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Raytheon and its subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of Raytheon, threatened in writing against Raytheon or any of its subsidiaries and (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against Raytheon or any of its subsidiaries for which Raytheon or any of its subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

(t)           Real Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Raytheon, (i) Raytheon and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the knowledge of Raytheon, threatened in writing) condemnation proceedings with respect to any such real property and (iii) with respect to all such leased real property, Raytheon and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Raytheon nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(u)          Voting Requirements.  The affirmative vote of the holders of a majority of all outstanding shares of Raytheon Common Stock entitled to vote thereon (the “Raytheon Stockholder Approval”) is necessary to adopt this Agreement.  The Raytheon Stockholder Approval is the only vote of holders of any securities of Raytheon necessary to approve the transactions contemplated by this Agreement.

(v)          Opinion of Financial Advisors.  The Board of Directors of Raytheon has received the separate opinions of each of Citigroup Global Markets Inc. and RBC Capital Markets, LLC (the “Raytheon Financial Advisors”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of Raytheon Common Stock (it being agreed that each such opinion is for the benefit of the Board of Directors of Raytheon and, for the avoidance of doubt, may not be relied upon by UTC or any of its Affiliates).

(w)         Brokers.  Except for fees payable to the Raytheon Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Raytheon.

(x)          No Other Representations.

(i)          Except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Raytheon nor any other person makes any express or implied representation or warranty with respect to Raytheon or its subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Raytheon hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Raytheon nor any other person makes or has made any representation or warranty to UTC or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Raytheon or any of its subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, any oral or written information presented to UTC or any of its affiliates or representatives in the course of their due diligence investigation of Raytheon, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, Raytheon acknowledges and agrees that neither UTC nor Merger Sub or any other person has made or is making, and Raytheon expressly disclaims reliance upon, any representations, warranties or statements relating to UTC or its subsidiaries whatsoever, express or implied, beyond those expressly given by UTC in Section 4.2 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding UTC or Merger Sub furnished or made available to Raytheon or any of its representatives.  Without limiting the generality of the foregoing, Raytheon acknowledges that, except as expressly provided in Section 4.2 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Raytheon or any of its representatives.

Section 4.2.          Representations and Warranties of UTC.  Except as set forth in any UTC SEC Document filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “UTC Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by UTC to Raytheon upon the execution of this Agreement (the “UTC Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), UTC represents and warrants to Raytheon as follows:

(a)          Organization, Standing and Corporate Power.  Each of UTC RemainCo and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  Each of UTC RemainCo and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  The Certificate of Incorporation of UTC and the Bylaws of UTC, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the UTC Filed SEC Documents.

(b)          Corporate Authority; Non-contravention.

(i)          UTC has all requisite corporate power and authority to enter into this Agreement and, subject to the UTC Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by UTC and the consummation by UTC of the transactions contemplated hereby have been (or, in the case of the Separation and the Distributions, at the Closing, will have been) duly authorized by all necessary corporate action on the part of UTC, subject, in the case of the UTC Share Issuance, to the UTC Stockholder Approval.  The Board of Directors of UTC (at a meeting duly called and held) has, by the unanimous vote of all directors of UTC, (A) determined that entering into this Agreement and consummating the transactions contemplated hereby are advisable and fair to, and in the best interests of, UTC and its stockholders, (B) authorized and approved the execution, delivery and performance of this Agreement by UTC and (C) resolved to recommend the approval of the UTC Share Issuance by the holders of UTC Common Stock and directed that the UTC Share Issuance be submitted for consideration by UTC’s stockholders at the UTC Stockholders Meeting, and, subject to Section 5.3(b), such resolutions have not been rescinded, modified or withdrawn in any way.  This Agreement has been duly executed and delivered by UTC and, assuming the due authorization, execution and delivery of this Agreement by Raytheon, constitutes the legal, valid and binding obligation of UTC, enforceable against UTC in accordance with its terms, except for the Enforceability Exceptions.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of UTC RemainCo or any of its subsidiaries under, (A) the Certificate of Incorporation of UTC or the Bylaws of UTC or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which UTC RemainCo or any of its subsidiaries is a party or by which UTC RemainCo, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UTC RemainCo or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of UTC’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on UTC or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii)        No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to UTC or any of its subsidiaries in connection with the execution and delivery of this Agreement by UTC or the consummation by UTC of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and in the case of clause (2) and (3), effectiveness, of (1) a proxy statement relating to the UTC Stockholders Meeting, (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by UTC in connection with the issuance of shares of UTC Common Stock in connection with the Merger (the “UTC Share Issuance”), (3) the SpinCo Registration Statements and any other applicable registration statements to be submitted or filed with the SEC by Carrier SpinCo and Otis SpinCo, as applicable, in connection with the Distributions and (4) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which UTC or its subsidiaries are qualified to do business, (D) such filings with and approvals of the NYSE to permit the shares of UTC Common Stock that are to be issued in the Merger to be listed on the NYSE, and such filings with and approvals of the applicable securities exchange(s) to permit the shares of common stock of Carrier SpinCo and the shares of common stock of Otis SpinCo that are to be distributed in the Distributions to be listed on such securities exchange(s), (E) approvals, authorizations, actions or rulings by, or filings with, any Taxing Authorities in connection with the Separation and the Distributions and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on UTC or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iv)        (A) At the time of each Distribution, UTC will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, to effect each such Distribution in accordance therewith, and (B) at the time of each of the Otis SpinCo Pre-Closing Cash Distribution, the Carrier SpinCo Pre-Closing Cash Distribution and, if applicable, the issuances of the Otis SpinCo Debt Securities and the Carrier SpinCo Debt Securities contemplated by the Separation Principles, Otis SpinCo or Carrier SpinCo, as applicable, will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, to consummate such distribution and, if applicable, issuance.

(c)          Capital Structure.

(i)          The authorized capital stock of UTC consists of 4,000,000,000 shares of common stock, $1.00 par value per share (the “UTC Common Stock”), and

250,000,000 shares of preferred stock, $1.00 par value per share (the “UTC Preferred Stock”).  At the close of business on the Measurement Date, (A) 862,905,772 shares of UTC Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of UTC Common Stock held by UTC in its treasury), (B) 585,860,028 shares of UTC Common Stock were held by UTC in its treasury, (C) no shares of UTC Preferred Stock were issued and outstanding, (D) 1,787,023 shares of UTC Common Stock were subject to issuance pursuant to UTC Options, (E) 37,045,522 shares of UTC Common Stock were subject to UTC SARs, (F) 3,492,149 shares of UTC Common Stock were subject to issuance pursuant to UTC RSU Awards and (G) 1,960,346 shares of UTC Common Stock were subject to issuance pursuant to UTC PSU Awards (assuming satisfaction of any performance vesting conditions at target levels).

(ii)         All outstanding shares of capital stock of UTC are, and all shares of capital stock of UTC that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of shares of UTC Common Stock pursuant to UTC Options, UTC SARs, UTC RSU Awards or UTC PSU Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of UTC, (2) any securities or interests of UTC or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of UTC or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from UTC or any of its subsidiaries (including any subsidiary trust), or obligations of UTC or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of UTC, and (B) there are no outstanding obligations of UTC or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of UTC.

(iii)        There are no stockholder agreements or voting trusts or other agreements or understandings to which UTC is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of UTC.  UTC has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.  No shares of capital stock of UTC are held by any subsidiary of UTC.  UTC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of UTC on any matter.

(iv)         As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which UTC or any of its subsidiaries is subject, party or otherwise bound.

(d)          Subsidiaries.

(i)          Except as would not reasonably be expected to be, individually or in the aggregate, material to UTC RemainCo and its subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such subsidiary have been validly issued and are fully paid and nonassessable.

(ii)         Except as would not reasonably be expected to be, individually or in the aggregate, material to UTC and its subsidiaries, taken as a whole, and except as may be issued or entered into after the date hereof in connection with the Separation and the Distributions, there are no outstanding (A) securities of UTC RemainCo or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its subsidiaries or (B) warrants, calls, options or other rights to acquire from UTC RemainCo or any of its subsidiaries, or any obligation of UTC RemainCo or any of its subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any subsidiary of UTC RemainCo.

(e)          SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)          UTC has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2017 (the “UTC SEC Documents”).  As of their respective dates, the UTC SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the UTC SEC Documents, and none of the UTC SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the UTC SEC Documents, and, to the knowledge of UTC, none of the UTC SEC Documents is the subject of any outstanding SEC comment or investigation.  Except in connection with the Separation and the Distributions, no subsidiary of UTC is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)         The consolidated financial statements (including all related notes and schedules) of UTC and its subsidiaries included in the UTC SEC Documents (the “UTC Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of UTC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)        Except (A) as reflected or reserved against in UTC’s audited balance sheet as of December 31, 2018 (or the notes thereto) included in UTC’s Annual Report on Form 10-K filed with the SEC on February 7, 2019 and amended on April 5, 2019, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Separation and the Distributions, neither UTC nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of UTC and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UTC.

(iv)        UTC maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of UTC’s properties or assets.  Since January 1, 2017, none of UTC, UTC’s independent accountants, the Board of Directors of UTC or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of UTC, (2) “material weakness” in the internal controls over financial reporting of UTC or (3) fraud, whether or not material, that involves management or other employees of UTC who have a significant role in the internal controls over financial reporting of UTC.

(v)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by UTC are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by UTC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of UTC, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of UTC to make the certifications required under the Exchange Act with respect to such reports.

(vi)        Neither UTC nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among UTC and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, UTC or any of its subsidiaries in UTC’s or such subsidiary’s published financial statements or other UTC SEC Documents.

(f)           Information Supplied.

(i)          None of the information supplied or to be supplied by UTC for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to UTC’s stockholders or at the time of the UTC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by UTC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Raytheon for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(ii)         None of the information supplied or to be supplied by UTC or any of its subsidiaries for inclusion or incorporation by reference in the SpinCo Registration Statements will, at the time each such SpinCo Registration Statement becomes effective under the Exchange Act or the Securities Act, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The SpinCo Registration Statements shall comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations thereunder.

(g)          Absence of Certain Changes or Events.

(i)          From December 31, 2018, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the UTC RemainCo Businesses have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)         Since December 31, 2018, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on UTC.

(h)          Compliance with Applicable Laws; Outstanding Orders.  UTC RemainCo and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the UTC RemainCo Businesses (the “UTC Permits”), and all such UTC Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  UTC RemainCo and its subsidiaries are in compliance with the terms of the UTC Permits and all Applicable Laws relating to UTC RemainCo and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such UTC Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  Neither UTC RemainCo nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on UTC or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(i)           Foreign Corrupt Practices Act.  Except as, individually or in the aggregate, would not reasonably be expected to be material to UTC RemainCo and its subsidiaries, taken as a whole, (i) since January 1, 2017, none of UTC RemainCo or its subsidiaries, nor, to the knowledge of UTC, any director, officer, employee or agent of UTC RemainCo, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of UTC, as of the date of this Agreement, neither UTC RemainCo nor any of its subsidiaries is under internal or Governmental Entity investigation for any material violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) UTC RemainCo and its subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws, and (iv) since January 1, 2017, neither UTC RemainCo nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(j)           Customs and International Trade Laws; Sanctions.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (i) since January 1, 2017, UTC RemainCo and its subsidiaries have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Entity has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against UTC RemainCo or any of its subsidiaries or, to the knowledge of UTC, any of their respective directors or officers (in their capacities as such) in connection with any violation of any applicable Customs & International Trade Laws, (ii) from January 1, 2017 through the date of this Agreement, there have been no Actions by a Governmental Entity with respect to UTC RemainCo’s and its subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws, (iii) neither UTC

RemainCo nor any of its subsidiaries, and to the knowledge of UTC, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the knowledge of UTC, threatened claims against it, him or her with respect to applicable Sanctions and (iv) each of UTC RemainCo and its subsidiaries is and, since January 1, 2017, has been, in compliance in all material respects with all applicable Sanctions.

(k)          Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of UTC, threatened in writing against or affecting UTC or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on UTC or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(l)           Benefit Plans.

(i)          With respect to each material UTC RemainCo Benefit Plan, UTC has made available, upon request, to Raytheon complete and accurate copies of (A) such UTC RemainCo Benefit Plan and, to the extent applicable, summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, and (C) the most recently received IRS determination letter or opinion, if applicable.

(ii)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (A) each of the UTC RemainCo Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no UTC RemainCo Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of UTC RemainCo or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by UTC RemainCo or its subsidiaries as of the Effective Time pursuant to each UTC RemainCo Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither UTC RemainCo nor any of its subsidiaries has engaged in a transaction in connection with which UTC RemainCo or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of UTC, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the UTC RemainCo Benefit Plans or any trusts related thereto.

(iii)        Except as set forth on Section 4.2(l)(iii) of the UTC Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, none of UTC RemainCo, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of UTC RemainCo, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)        Each of the UTC RemainCo Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of UTC RemainCo, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)         Section 4.2(l)(v) of the UTC Disclosure Letter sets forth each UTC RemainCo Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “UTC RemainCo Title IV Plan”).  With respect to each UTC RemainCo Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such UTC RemainCo Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (D) none of UTC RemainCo, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of UTC RemainCo, is expected to be incurred by UTC RemainCo or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such UTC RemainCo Title IV Plan.

(vi)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (A) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or director of UTC RemainCo or any of its subsidiaries or (B) result in any limitation on the right of UTC RemainCo or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any UTC RemainCo Benefit Plan or related trust on or after the Effective Time.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by UTC RemainCo or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii)       No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from UTC RemainCo or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, all UTC RemainCo Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)         Labor and Employment Matters.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of UTC RemainCo or any of its subsidiaries, (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of UTC, threatened in writing against UTC RemainCo or any of its subsidiaries and (iii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of UTC, threatened in writing, with respect to any employees of UTC RemainCo or any of its subsidiaries.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, neither UTC RemainCo nor any of its subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of UTC RemainCo or any of its subsidiaries and, to the knowledge of UTC, no such investigation is in progress.

(n)          Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UTC:

(i)          (A) All Tax Returns required to be filed by UTC or any of its subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, shareholders or other third parties) by UTC or any of its subsidiaries have been paid in full, in each of clauses (A) through (C), except to the extent adequate reserves, in accordance with GAAP, are reflected in the UTC Financial Statements.

(ii)         There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to UTC or any of its subsidiaries.

(iii)        (A) No audits or other administrative proceedings or proceedings before any

Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of UTC or any of its subsidiaries, and (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of UTC or any of its subsidiaries, except for any such claim, assessment or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the UTC Financial Statements.

(iv)        Neither UTC RemainCo nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among UTC RemainCo and/or any of its subsidiaries or (y) customary provisions in commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (B) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was UTC or any of its subsidiaries), or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code.

(v)         None of the assets of UTC RemainCo or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)        Other than in connection with the Separation and the Distribution, within the past two years, neither UTC RemainCo nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(vii)       As of the date hereof, neither UTC nor any of its subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance (taking into account the terms of the agreements and arrangements described in the Separation Principles) that could reasonably be expected to prevent or impede (A) any of the External Separation Transactions, the Merger, or the Specified Internal Restructuring Transactions from qualifying for its Intended Tax-Free Treatment, (B) UTC from obtaining the External Spin-Off Tax Opinion, the IRS Ruling or any of the Internal Restructuring Tax Opinions/Rulings, or (C) UTC from obtaining the Merger Tax Opinion.

(viii)      Neither UTC nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(ix)        Neither UTC RemainCo nor any of its subsidiaries is or will be required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code.  With respect to any amounts that UTC RemainCo or any of its subsidiaries, as applicable, are required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state or local Applicable Law), UTC RemainCo and its subsidiaries, as applicable, (A) have timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Applicable Law) and (B) have timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state or local Applicable Law).

(x)         UTC has made available to Raytheon a true, complete and correct copy of the private letter ruling request relating to the External Separation Transactions and certain related transactions that was submitted by UTC to the IRS on April 19, 2019 (the “IRS Ruling Request”).  The statements and information set forth in the IRS Ruling Request were true and correct in all material respects as of the date of filing such IRS Ruling Request.

(o)          Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UTC, (i) to the knowledge of UTC, UTC RemainCo and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted, (ii) to the knowledge of UTC, the conduct of UTC RemainCo’s and its subsidiaries’ businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, (iii) no claims are pending or, to the knowledge of UTC, threatened in writing adversely affecting the Intellectual Property rights of UTC RemainCo, (iv) to the knowledge of UTC, no third party has infringed, misappropriated, diluted, or otherwise violated any material Intellectual Property rights owned by UTC RemainCo or any of its subsidiaries, (v) UTC RemainCo and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (vi) to the knowledge of UTC, there has been no unauthorized disclosure of any such trade secrets or confidential information of or relating to UTC RemainCo or any of its subsidiaries to any person.

(p)          Information Technology; Data Protection.  The IT Assets of UTC RemainCo and its subsidiaries operate and perform as needed by UTC RemainCo and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  Since January 1, 2017, to the knowledge of UTC, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of UTC RemainCo or its subsidiaries or any other persons to the extent used by or on behalf of UTC RemainCo or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any products of UTC RemainCo or its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, UTC RemainCo and its subsidiaries (A) are and have been since January 1, 2017 in compliance with all Applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.  To the knowledge of UTC, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of UTC RemainCo or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.

(q)          Certain Contracts.  Except for this Agreement, as of the date of this Agreement, neither UTC RemainCo nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any UTC RemainCo Benefit Plan, (ii) any contract relating to indebtedness for borrowed money in excess of $1,000,000,000 or (iii) any non-competition agreement or other agreement or obligation that limits the manner in which the businesses of UTC RemainCo and its subsidiaries is or would be conducted, in each case that (A) is outside the ordinary course of business consistent with past practice and (B) would, after giving effect to the Merger, materially impact the businesses and activities of UTC RemainCo and its subsidiaries, taken as a whole (all contracts of the types described in clauses (i) through (iii), collectively, the “UTC Material Contracts”).  Each UTC Material Contract is valid and binding on UTC RemainCo (or, to the extent a subsidiary of UTC RemainCo is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and UTC RemainCo and each subsidiary of UTC RemainCo have in all material respects performed all obligations required to be performed by them to date under each UTC Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC.  Neither UTC RemainCo nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of UTC, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any UTC Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UTC.  To the knowledge of UTC, no other party to any UTC Material Contract is in breach of or default under the terms of any UTC Material Contract where such default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UTC.

(r)           Government Contracts.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (i) each Government Contract to which UTC RemainCo or its subsidiaries is a party was legally awarded, is binding on UTC RemainCo or its applicable subsidiary, and is in full force and effect, (ii) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by UTC RemainCo or any of its subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (iii) UTC RemainCo and its subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (iv) since January 1, 2017, neither the Governmental Entity nor any prime contractor or subcontractor has notified UTC RemainCo or any of its subsidiaries in writing that it has, or is alleged to have, breached or violated any Applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (v) since January 1, 2017, neither UTC RemainCo nor any of its subsidiaries has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of Applicable Law, arising under or relating to a Government Contract and (vi) none of UTC RemainCo, any of its subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the knowledge of UTC, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity.

(s)           Environmental Protection.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (i) UTC RemainCo and each of its subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither UTC RemainCo nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that UTC RemainCo or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) UTC RemainCo and each of its subsidiaries have obtained all Environmental Permits required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and UTC RemainCo and its subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of UTC, threatened in writing against UTC RemainCo or any of its subsidiaries and (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against UTC RemainCo or any of its subsidiaries, or for which UTC RemainCo or any of its subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

(t)           Real Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UTC, (i) UTC RemainCo and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the knowledge of UTC, threatened in writing) condemnation proceedings with respect to any such real property and (iii) with respect to all such leased real property, UTC RemainCo and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither UTC RemainCo nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(u)          Voting Requirements.  The affirmative vote of a majority of the votes cast by holders of outstanding shares of UTC Common Stock entitled to vote thereon (the “UTC Stockholder Approval”) is necessary to approve the UTC Share Issuance.  Other than the vote of the sole stockholder of Merger Sub contemplated by Section 6.17, the UTC Stockholder Approval is the only vote of holders of any securities of UTC or Merger Sub necessary to approve the transactions contemplated by this Agreement.

(v)          Opinion of Financial Advisors.  The Board of Directors of UTC has received the separate opinions of each of its financial advisors, Morgan Stanley & Co. LLC and Evercore Group L.L.C. (the “UTC Financial Advisors”) to the effect that, as of the date of such opinion, upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair from a financial point of view to UTC (it being agreed that each such opinion is for the benefit of the Board of Directors of UTC and, for the avoidance of doubt, may not be relied upon by Raytheon or any of its Affiliates).

(w)         Brokers.  Except for fees payable to the UTC Financial Advisors and the advisors set forth on Section 4.2(w) of the UTC Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UTC.

(x)          Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, (i) owned directly or indirectly, by UTC, and (ii) treated, for U.S. federal income Tax purposes, as a direct wholly owned subsidiary of UTC.  Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Raytheon, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(y)          Certain Stock Acquisitions.  Since March 1, 2018, there has been no “agreement, understanding, arrangement, or substantial negotiations,” (within the meaning of Treasury Regulations Section 1.355-7(h)(1)), in each case, regarding an acquisition of (i) UTC stock (other than pursuant to (A) the Merger, (B) certain issuances of UTC stock (including pursuant to the terms of options or other equity awards granted) in the ordinary course of business in connection with the performance of services by employees, directors or independent contractors and (C) certain issuances of UTC stock to a retirement plan that qualifies under Section 401(a) or 403(a) of the Code) or (ii) all or a significant portion of the business operations of UTC RemainCo (as determined immediately following the consummation of the Distributions); provided that, with respect to any person or persons who may be treated as acting with the implicit permission of UTC, this representation is made to the knowledge of UTC.

(z)          No Other Representations.

(i)          Except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither UTC nor Merger Sub or any other person makes any express or implied representation or warranty with respect to UTC or its subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, or in connection with the Separation or the Distributions, and UTC and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither UTC nor Merger Sub or any other person makes or has made any representation or warranty to Raytheon or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to UTC or any of its subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, any oral or written information presented to Raytheon or any of its affiliates or representatives in the course of their due diligence investigation of UTC or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or in connection with the Separation or the Distributions.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, UTC and Merger Sub acknowledge and agree that neither Raytheon nor any other person has made or is making, and UTC and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Raytheon or its subsidiaries whatsoever, express or implied, beyond those expressly given by Raytheon in Section 4.1 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Raytheon furnished or made available to UTC or Merger Sub or any of their representatives.  Without limiting the generality of the foregoing, UTC and Merger Sub acknowledge that, except as expressly provided in Section 4.1 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to UTC, Merger Sub or any of their representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.          Conduct of Business.

(a)          Conduct of Business by Raytheon.  Except for matters set forth in Section 5.1(a) of the Raytheon Disclosure Letter, as required by Applicable Law, as otherwise contemplated by this Agreement or as consented to by UTC in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Raytheon (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (y) shall not, and shall not permit any of its subsidiaries to:

(i)          (A) other than (x) regular quarterly cash dividends as set forth in Section 5.1(a)(i) of the Raytheon Disclosure Letter, with record and payment dates for such dividends consistent with past practice (except as otherwise provided in Section 6.13), and (y) dividends and distributions by a direct or indirect subsidiary of Raytheon, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Raytheon or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares upon the vesting or settlement of a Raytheon Equity Award outstanding on the date of this Agreement in accordance with its present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii)(C)), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Raytheon’s wholly owned subsidiaries, actions or transactions solely between Raytheon and its wholly owned subsidiaries, or among Raytheon’s wholly owned subsidiaries;

(ii)         issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Raytheon Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii)(C), (B) as required by any Raytheon Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (C) the grant of Raytheon Equity Awards in the ordinary course of business consistent with past practice subject to the limitations as set forth on Section 5.1(a)(ii) of the Raytheon Disclosure Letter and (D) solely with respect to the capital stock or other securities of Raytheon’s wholly owned subsidiaries, transactions solely between Raytheon and its wholly owned subsidiaries, or among Raytheon’s wholly owned subsidiaries);

(iii)        other than in the ordinary course of business consistent with past practice, (A) amend or waive any material provision of, renew or terminate any Raytheon Material Contract or (B) enter into any contract that would have been a Raytheon Material Contract had it been in effect as of the date of this Agreement;

(iv)        (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (A) and (B), (1) for transactions solely between Raytheon and its subsidiaries, or among Raytheon’s subsidiaries, (2) pursuant to any agreement in effect on the date hereof and made available to UTC prior to the date hereof or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $500,000,000;

(v)         transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of any material assets, other than in the ordinary course of business, except (A) for transactions solely between Raytheon and its subsidiaries, or among Raytheon’s subsidiaries, (B) pursuant to any agreement in effect on the date hereof and made available to UTC prior to the date hereof or (C) in one or more transactions with respect to which the aggregate fair market value of such assets for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $500,000,000;

(vi)        create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for indebtedness incurred (x) in the ordinary course of business under Raytheon’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof or (y) to refinance any existing indebtedness of Raytheon and its subsidiaries, in each case, so long as such refinancing, substitute or replacement agreement or facility or such refinanced indebtedness does not impose or result in additional restrictions or limitations in any material respect on Raytheon and its subsidiaries (or after the Closing Date, the Surviving Corporation and its subsidiaries) as compared to the existing agreement, facility or indebtedness so refinanced, substituted or replaced, (B) for any inter-company indebtedness solely between Raytheon and its subsidiaries, or among Raytheon’s subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $1,000,000,000 in the aggregate outstanding at any one time incurred by Raytheon or any of its subsidiaries other than in accordance with clauses (A) through (C) or (E) guarantees by Raytheon of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(vi), or performance guarantees by Raytheon or any of its subsidiaries of contracts or obligations of Raytheon or any of its subsidiaries entered into in the ordinary course of business, which, in the case of each of clauses (A) through (E) do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

(vii)       other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action (A) that is material to the business of Raytheon and its subsidiaries, taken as a whole, or (B) if such waiver, release, assignment, settlement or compromise involves the payment by Raytheon of an amount in excess of $100,000,000 for a single Action or $500,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(viii)      (A) make, change or revoke any material Tax election, other than in the ordinary course of business, consistent with past practice, or (B) settle, compromise, or abandon any material Tax claims or liabilities if such settlement, compromise, or abandonment involves the payment by Raytheon or its subsidiaries in an amount in excess of $100,000,000 for any single Tax claim or liability or $500,000,000 in the aggregate for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date;

(ix)        except as required by any Raytheon Benefit Plan or collective bargaining or other labor agreement applicable to Raytheon or any of its subsidiaries, in each case, as in effect on the date of this Agreement, (A) increase the compensation or benefits of any current or former officer, director or other employee, other than increases (1) made in the ordinary course of business consistent with past practice or (2) by reason of the payment, in the ordinary course of business consistent with past practice, of incentive compensation for completed performance periods consistent with past practice and the applicable Raytheon Benefit Plan, (B) enter into, adopt, amend, or modify any Raytheon Benefit Plan, other than (1) new employment agreements and offer letters entered into in the ordinary course of business consistent with past practice which do not provide for severance or change in control benefits or (2) any ordinary course amendment or modification that does not result in an enhancement of the compensation or benefits due under the applicable Raytheon Benefit Plan), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director or other employee, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any current or former officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, other than those retention arrangements set forth in Section 5.1(a)(ix) of the Raytheon Disclosure Letter;

(x)         change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xi)         make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 120% of the amount set forth on Section 5.1(a)(xi) of the Raytheon Disclosure Letter;

(xii)       (A) amend the Certificate of Incorporation of Raytheon or Bylaws of Raytheon or (B) merge or consolidate with any person (other than any merger or consolidation involving only Raytheon’s direct and indirect subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

(xiii)      authorize, or commit or agree to take, any of the foregoing actions.

(b)          Conduct of Business by UTC.  Except for matters set forth in Section 5.1(b) of the UTC Disclosure Letter, as required by Applicable Law, as contemplated by this Agreement (including the Separation Principles), including in connection with the Separation and the Distributions, or as otherwise consented to by Raytheon in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, UTC (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on the respective businesses of UTC RemainCo in all material respects in the ordinary course consistent with past practice and (y) shall not, and shall not permit any of its subsidiaries to:

(i)          (A) other than (x) regular quarterly cash dividends as set forth in Section 5.1(b)(i) of the UTC Disclosure Letter, with record and payment dates for such dividends consistent with past practice (except as otherwise provided in Section 6.13), and (y) dividends and distributions by a direct or indirect subsidiary of UTC, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of UTC or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares upon the vesting or settlement of a UTC Equity Award outstanding on the date of this Agreement in accordance with its present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(b)(ii)(C)), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of UTC’s wholly owned subsidiaries, actions or transactions solely between UTC and its wholly owned subsidiaries, or among UTC’s wholly owned subsidiaries;

(ii)         issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of UTC Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(b)(ii)(C), (B) as required by any UTC RemainCo Benefit Plan (or any other compensation or benefit plan or agreement of UTC or any of its subsidiaries) in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (C) the grant of UTC Equity Awards in the ordinary course of business consistent with past practice subject to the limitations set forth on Section 5.1(b)(ii) of the UTC Disclosure Letter), (D) the adjustment and/or conversion of UTC Equity Awards as contemplated by the Separation Principles and (E) solely with respect to the capital stock or other securities of UTC’s wholly owned subsidiaries, transactions solely between UTC and its wholly owned subsidiaries, or among UTC’s wholly owned subsidiaries);

(iii)        other than in the ordinary course of business consistent with past practice, (A) amend or waive any material provision of, renew or terminate any UTC

Material Contract or (B) enter into any contract that would have been a UTC Material Contract had it been in effect as of the date of this Agreement;

(iv)        with respect to the UTC RemainCo Businesses, (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (A) and (B), (1) for transactions solely between UTC and its subsidiaries, or among UTC’s subsidiaries, (2) pursuant to any agreement in effect on the date hereof and made available to Raytheon prior to the date hereof or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $500,000,000;

(v)         with respect to the UTC RemainCo Businesses, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of any material assets, other than in the ordinary course of business, except (A) for transactions solely between UTC and its subsidiaries, or among UTC’s subsidiaries, (B) pursuant to any agreement in effect on the date hereof and made available to Raytheon prior to the date hereof or (C) in one or more transactions with respect to which the aggregate fair market value of such assets for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $500,000,000;

(vi)        with respect to the UTC RemainCo Businesses, create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for indebtedness incurred (x) in the ordinary course of business under UTC’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof or (y) to refinance any existing indebtedness of UTC and its subsidiaries, in each case, so long as such refinancing, substitute or replacement agreement or facility or such refinanced indebtedness does not impose or result in additional restrictions or limitations in any material respect on UTC and its subsidiaries as compared to the existing agreement, facility or indebtedness so refinanced, substituted or replaced, (B) for any inter-company indebtedness solely between UTC and its subsidiaries, or among UTC’s subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $1,000,000,000 in the aggregate outstanding at any one time incurred by UTC or any of its subsidiaries other than in accordance with clauses (A) through (C) or (E) guarantees by UTC of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(b)(vi), or performance guarantees by UTC or any of its subsidiaries of contracts or obligations of UTC or any of its subsidiaries entered into in the ordinary course of business, which, in the case of each of clauses (A) through (E) do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

(vii)       other than any Action with respect to Taxes (which shall be governed by Section 5.1(b)(viii)), with respect to the UTC RemainCo Businesses, waive, release, assign, settle or compromise any pending or threatened (in writing) Action (A) that is material to the UTC RemainCo Businesses, taken as a whole, or (B) if such waiver, release, assignment, settlement or compromise involves the payment by UTC RemainCo of an amount in excess of $100,000,000 for a single Action or $500,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(viii)      (A) make, change or revoke any material Tax election, other than in the ordinary course of business, consistent with past practice, or (B) settle, compromise, or abandon any material Tax claims or liabilities if such settlement, compromise, or abandonment involves the payment by UTC RemainCo or its subsidiaries (after giving effect to the Distributions) in an amount in excess of $100,000,000 for any single Tax claim or liability or $500,000,000 in the aggregate for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date;

(ix)        with respect to the UTC RemainCo Businesses, except as required by any UTC RemainCo Benefit Plan or collective bargaining or other labor agreement applicable to UTC RemainCo or any of its subsidiaries, in each case, as in effect on the date of this Agreement, (A) increase the compensation or benefits of any current or former officer, director or other employee, other than increases (1) made in the ordinary course of business consistent with past practice or (2) by reason of the payment, in the ordinary course of business consistent with past practice, of incentive compensation for completed performance periods consistent with past practice and the applicable UTC RemainCo Benefit Plan, (B) enter into, adopt, amend, or modify any UTC RemainCo Benefit Plan, other than (1) new employment agreements and offer letters entered into in the ordinary course of business consistent with past practice which do not provide for severance or change in control benefits, or (2) any ordinary course amendment or modification that does not result in an enhancement of the compensation or benefits due under the applicable UTC RemainCo Benefit Plan), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director or other employee, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant to any current or former officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, other than those retention arrangements set forth in Section 5.1(b)(ix) of the UTC Disclosure Letter;

(x)         change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial

Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xi)        with respect to the UTC RemainCo Businesses, make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 120% of the amount set forth on Section 5.1(b)(xi) of the UTC Disclosure Letter;

(xii)       (A) amend the Certificate of Incorporation of UTC or Bylaws of UTC or (B) with respect to UTC RemainCo and its subsidiaries, merge or consolidate with any person (other than any merger or consolidation involving only UTC’s direct and indirect subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

(xiii)      authorize, or commit or agree to take, any of the foregoing actions.

(c)          No Right to Control or Direct Operations.  Nothing contained in this Agreement is intended to give UTC or Merger Sub, directly or indirectly, the right to control or direct the operations of Raytheon or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Raytheon, directly or indirectly, the right to control or direct the operations of UTC or its subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law.  Prior to the Effective Time, each of UTC, Merger Sub and Raytheon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

(d)          Other Actions.  Except as required by Applicable Law during the period from the date of this Agreement to the Effective Time, neither Raytheon nor UTC shall, nor shall either permit any of its subsidiaries to, take any action with the intent of preventing or materially delaying the satisfaction of any of the conditions to the Merger set forth in Article VII.

(e)          Financing Cooperation.

(i)          During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with each party’s indentures, credit agreement or other documents governing or relating to indebtedness with respect to any financing matters in connection with the transactions contemplated by this Agreement.

(ii)         Raytheon will use reasonable best efforts to deliver to UTC two (2) business days prior to the Effective Time an executed copy of a customary payoff letter from the administrative agent under the Raytheon Revolver, in form and substance reasonably satisfactory to UTC relating to the repayment in full of all obligations thereunder and the termination of all commitments in connection therewith.

(iii)       The parties hereto acknowledge and agree that, prior to the Effective Time, it may be necessary for UTC and/or Raytheon to enter into financing transactions (including the raising of new financing, the refinancing of existing indebtedness, the retirement of existing indebtedness and/or producing amendments, modifications or consents in relation to existing indebtedness) (any such financing transaction, a “Pre-Merger Financing Transaction”).  In connection with any Pre-Merger Financing Transaction, each of Raytheon (with respect to itself and its subsidiaries) and UTC (with respect to itself and the subsidiaries of UTC RemainCo) agree, to the extent requested by the other, to cooperate with respect to, and use their reasonable best efforts to provide such information to the other as may be, necessary or desirable in connection with the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in meetings and due diligence sessions in connection with the Pre-Merger Financing Transaction, (B) assisting with the preparation of any portion of the disclosure in relation to the Pre-Merger Financing Transaction that relates to the Merger or the transactions contemplated by this Agreement (including any financial information and operational data) and (C) delivering, or procuring the delivery of, such information, certificates, comfort letters, representation letters and other documents as may be necessary or desirable by any party to any such Pre-Merger Financing Transaction.

(iv)        Notwithstanding anything to the contrary in this Section 5.1(e), neither Raytheon nor UTC shall be required to disclose any information pursuant to this Section 5.1(e) to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided that, with respect to clauses (A) through (C) of this Section 5.1(e), Raytheon or UTC, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

Section 5.2.          No Solicitation by Raytheon.

(a)          Raytheon shall not, and shall cause its controlled affiliates and its and their officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Raytheon Alternative Transaction, or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Raytheon Alternative Transaction; provided that, if, at any time prior to obtaining the Raytheon Stockholder Approval, the Board of Directors of Raytheon determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of this Section 5.2(a) constitutes or would reasonably be expected to result in a Raytheon Superior Proposal, subject to compliance with Section 5.2(c), Raytheon and its

Representatives may (A) furnish information with respect to Raytheon and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to UTC or is provided to UTC prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms generally no less restrictive than the terms of the confidentiality agreement, effective as of December 11, 2018, between Raytheon and UTC (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives.  For purposes of this Agreement, “Raytheon Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than UTC and its subsidiaries (such person (or group of persons), a “Raytheon Third Party”), or the direct or indirect stockholders of such Raytheon Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Raytheon Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of Raytheon (or the resulting company), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Raytheon Third Party acquires or would acquire, directly or indirectly, assets or businesses of Raytheon or any of its subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Raytheon and its subsidiaries taken as a whole, (3) any transaction pursuant to which any Raytheon Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Raytheon and any entity surviving any merger or combination including any of them) of Raytheon or any of its subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Raytheon and its subsidiaries taken as a whole, or (4) any disposition of assets to a Raytheon Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Raytheon and its subsidiaries, taken as a whole.  For purposes of this Agreement, a “Raytheon Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Raytheon Third Party to enter into a Raytheon Alternative Transaction (with all references to 20% in the definition of Raytheon Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.2(a), (B) is on terms that the Board of Directors of Raytheon determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Raytheon’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by UTC in response to such proposal to enter into a Raytheon Alternative Transaction and the identity of the person making such proposal to enter into a Raytheon Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

(b)          Except as permitted by this Section 5.2(b) or Section 5.2(d), neither the Board of Directors of Raytheon nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to UTC, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Raytheon Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the recommendation of the Board of Directors of Raytheon in favor of this Agreement and the Merger, (iv) fail to send to its securityholders, within ten (10) business days after the commencement of a tender or exchange offer relating to shares of Raytheon Common Stock (or, if earlier, at least two (2) business days prior to the Raytheon Stockholders Meeting), a statement disclosing that Raytheon recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten (10) business days of UTC’s written request to do so (or, if earlier, at least two (2) business days prior to the Raytheon Stockholders’ Meeting) following the public announcement of any Raytheon Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided, that UTC shall not be entitled to make such written request, and the Board of Directors of Raytheon shall not be required to make such reaffirmation, more than once with respect to any particular Raytheon Alternative Transaction (or any material amendment thereto, including any change to the price or form of consideration) (any action or failure to act in clauses (i) through (v) being referred to as a “Raytheon Recommendation Change”).  Notwithstanding the foregoing, in the event that, prior to obtaining the Raytheon Stockholder Approval, the Board of Directors of Raytheon determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a Raytheon Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of this Agreement, the Board of Directors of Raytheon may effect a Raytheon Recommendation Change (other than under clause (ii) of this Section 5.2(b)) if (A) the Board of Directors of Raytheon determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Raytheon has notified UTC in writing that it intends to effect a Raytheon Recommendation Change pursuant to this Section 5.2(b) (other than under clause (ii) of this Section 5.2(b)), (C) Raytheon has provided UTC with a copy of the proposed definitive agreements and other proposed transaction documentation between Raytheon and the person making such Raytheon Superior Proposal, and the identity of the person making such Raytheon Superior Proposal, (D) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.2(b), Raytheon shall have discussed and negotiated in good faith and made Raytheon’s Representatives available to discuss and negotiate in good faith (in each case to the extent UTC desires to negotiate) with UTC’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Raytheon (it being understood and agreed that any amendment to any material term or condition of any Raytheon Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) business days following delivery of such new notice from Raytheon to UTC and (II) the expiration of the original four (4)-business day period described in clause (D) above), and (E) no earlier than the end of such negotiation period, the Board of Directors of Raytheon shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this

Agreement, that (x) the Raytheon Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Raytheon Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.  Neither the Board of Directors of Raytheon nor any committee thereof shall cause or permit Raytheon or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Raytheon Alternative Transaction or requiring, or reasonably likely to cause, Raytheon to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.2(a)).

(c)          In addition to the obligations of Raytheon set forth in Section 5.2(a) and Section 5.2(b), Raytheon shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise UTC orally and in writing of any request for information or proposal relating to a Raytheon Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal.  Raytheon shall (i) keep UTC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to UTC as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Raytheon or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case that describes or contains any such request or proposal.

(d)          Other than in connection with a Raytheon Superior Proposal (which shall be subject to Section 5.2(b) and shall not be subject to this Section 5.2(d)), prior to obtaining the Raytheon Stockholder Approval, the Board of Directors of Raytheon may, in response to a Raytheon Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.2(b), only if (i) the Board of Directors of Raytheon determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Raytheon has notified UTC in writing that it intends to effect such a Raytheon Recommendation Change (under clauses (i) or (iii) of Section 5.2(b)) pursuant to this Section 5.2(d) (which notice shall specify the facts and circumstances providing the basis of the Raytheon Intervening Event and for the determination by the Board of Directors of Raytheon to effect a Raytheon Recommendation Change under clauses (i) or (iii) of Section 5.2(b) in reasonable detail), (iii) for a period of four (4) business days following the notice delivered pursuant to clause (ii) of this Section 5.2(d), Raytheon shall have discussed and negotiated in good faith and made Raytheon’s Representatives available to discuss and negotiate in good faith (in each case to the extent UTC desires to negotiate) with UTC’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Raytheon (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) business days following delivery of such new notice from Raytheon to UTC and (B) the expiration of the original four (4)-business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of Raytheon shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.  The term “Raytheon Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Board of Directors of Raytheon on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Raytheon of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Raytheon prior to the Raytheon Stockholder Approval; provided, that (1) in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Raytheon Alternative Transaction constitute a Raytheon Intervening Event, (2) in no event shall any change in and of itself in the market price or trading volume of the securities of UTC constitute a Raytheon Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been a Raytheon Intervening Event), and (3) in no event shall any event or circumstances to the extent relating to the Otis Business or the Carrier Business constitute a Raytheon Intervening Event.

(e)          Nothing contained in this Section 5.2 shall prohibit Raytheon from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Raytheon Recommendation Change shall be subject to the provisions of Section 5.2(b).

Section 5.3.          No Solicitation by UTC.

(a)          UTC shall not, and shall cause its controlled affiliates, and its and their officers, directors, employees and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a UTC Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a UTC Alternative Transaction; provided that, if, at any time prior to obtaining the UTC Stockholder Approval, the Board of Directors of UTC determines in good faith (after consultation with its outside counsel and financial advisors) that any such proposal that did not result from a breach of this Section 5.3(a) constitutes or would reasonably be expected to result in a UTC Superior Proposal, subject to compliance with Section 5.3(c), UTC and its Representatives may (A) furnish information with respect to UTC and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Raytheon or is provided to Raytheon prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms generally no less restrictive than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its

Representatives.  For purposes of this Agreement, “UTC Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than Raytheon and its subsidiaries (such person (or group of persons), a “UTC Third Party”), or the direct or indirect stockholders of such UTC Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of UTC Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of UTC (or the resulting company), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any UTC Third Party acquires or would acquire, directly or indirectly, assets or businesses of UTC RemainCo or any of its subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of UTC RemainCo and its subsidiaries taken as a whole, (3) any transaction pursuant to which any UTC Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of UTC RemainCo and any entity surviving any merger or combination including any of them) of UTC RemainCo or any of its subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of UTC RemainCo and its subsidiaries taken as a whole or (4) any disposition of assets of UTC RemainCo or its subsidiaries to a UTC Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of UTC RemainCo and its subsidiaries, taken as a whole.  For purposes of this Agreement, an “UTC Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a UTC Third Party to enter into a UTC Alternative Transaction (with all references to 20% in the definition of UTC Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.3(a), (B) is on terms that the Board of Directors of UTC determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to UTC’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Raytheon in response to such proposal to enter into a UTC Alternative Transaction and the identity of the person making such proposal to enter into a UTC Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

(b)          Except as permitted by this Section 5.3(b) or Section 5.3(d), neither the Board of Directors of UTC nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Raytheon, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any UTC Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the recommendation of the Board of Directors of UTC in favor of this Agreement and the UTC Share Issuance, (iv) fail to send to its securityholders, within ten (10) business days after the commencement of a tender or exchange offer relating to shares of UTC Common Stock (or, if earlier, at least two (2) business days prior to the UTC Stockholders Meeting), a statement disclosing that UTC recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten (10) business days of Raytheon’s written request to do so (or, if earlier, at least two (2) business days prior to the UTC Stockholders’ Meeting) following the public announcement of any UTC Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided, that Raytheon shall not be entitled to make such written request, and the Board of Directors of UTC shall not be required to make such reaffirmation, more than once with respect to any particular UTC Alternative Transaction (or any material amendment thereto, including any change to the price or form of consideration) (any action or failure to act in clauses (i) through (v) being referred to as a “UTC Recommendation Change”).  Notwithstanding the foregoing, in the event that, prior to obtaining the UTC Stockholder Approval, the Board of Directors of UTC determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a UTC Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of this Agreement, the Board of Directors of UTC may effect a UTC Recommendation Change (other than under clause (ii) of this Section 5.3(b)) if (A) the Board of Directors of UTC determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) UTC has notified Raytheon in writing that it intends to effect a UTC Recommendation Change pursuant to this Section 5.3(b) (other than under clause (ii) of this Section 5.3(b)), (C) UTC has provided Raytheon with a copy of the proposed definitive agreements and other proposed transaction documentation between UTC and the person making such UTC Superior Proposal, and the identity of the person making such UTC Superior Proposal, (D) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.3(b), UTC shall have discussed and negotiated in good faith and made UTC’s Representatives available to discuss and negotiate in good faith (in each case to the extent Raytheon desires to negotiate) with Raytheon’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of UTC (it being understood and agreed that any amendment to any material term or condition of any UTC Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) business days following delivery of such new notice from UTC to Raytheon and (II) the expiration of the original four (4)-business day period described in clause (D) above), and (E) no earlier than the end of such negotiation period, the Board of Directors of UTC shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the UTC Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a UTC Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.  Neither the Board of Directors of UTC nor any committee thereof shall cause or permit UTC or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any UTC Alternative Transaction or requiring, or reasonably likely to cause, UTC to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.3(a)).

(c)          In addition to the obligations of UTC set forth in Section 5.3(a) and Section 5.3(b), UTC shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise Raytheon orally and in writing of any request for information or proposal relating to a UTC Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal.  UTC shall (i) keep Raytheon reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Raytheon as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between UTC or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case that describes or contains any such request or proposal.

(d)          Other than in connection with a UTC Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(d)), prior to obtaining the UTC Stockholder Approval, the Board of Directors of UTC may, in response to a UTC Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.3(b), only if (i) the Board of Directors of UTC determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) UTC has notified Raytheon in writing that it intends to effect such a UTC Recommendation Change (under clauses (i) or (iii) of Section 5.3(b)) pursuant to this Section 5.3(d) (which notice shall specify the facts and circumstances providing the basis of the UTC Intervening Event and for the determination by the Board of Directors of UTC to effect a UTC Recommendation Change under clauses (i) or (iii) of Section 5.3(b) in reasonable detail), (iii) for a period of four (4) business days following the notice delivered pursuant to clause (ii) of this Section 5.3(d), UTC shall have discussed and negotiated in good faith and made UTC’s Representatives available to discuss and negotiate in good faith (in each case to the extent Raytheon desires to negotiate) with Raytheon’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of UTC (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) two (2) business days following delivery of such new notice from UTC to Raytheon and (B) the expiration of the original four (4)-business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of UTC shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.  The term “UTC Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Board of Directors of UTC on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of UTC of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of UTC prior to the UTC Stockholder Approval; provided, that (1) in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a UTC Alternative Transaction constitute a UTC

Intervening Event and (2) in no event shall any change in and of itself in the market price or trading volume of the securities of Raytheon constitute a UTC Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been a UTC Intervening Event).

(e)          Nothing contained in this Section 5.3 shall prohibit UTC from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a UTC Recommendation Change shall be subject to the provisions of Section 5.3(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.          Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a)          As soon as practicable following the date of this Agreement (but in accordance with Section 6.1(a) of the UTC Disclosure Letter), (i) Raytheon and UTC shall prepare the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus, and UTC shall file the Form S-4 with the SEC, and (ii) UTC shall cause each of Carrier SpinCo and Otis SpinCo to prepare and file with or submit to the SEC, a registration statement on Form 10 (which may be in draft form) for each of the Distributions (if the Distribution is effected in compliance with Staff Legal Bulletin No. 4 issued by the SEC) or on Form S-1 (if the conditions described in Staff Legal Bulletin No. 4 issued by the SEC are not expected to be satisfied or if UTC otherwise so determines in response to the request or requirement of the SEC), in each case to register under the Exchange Act or the Securities Act, as applicable, the common stock to be distributed in each of the Distributions (together with any amendments or supplements thereto, the “SpinCo Registration Statements”).  Each of Raytheon and UTC shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Raytheon and UTC shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC.  UTC and Raytheon shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement prior to filing such with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Joint Proxy Statement shall be made without the approval of both Raytheon and UTC, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Raytheon Recommendation Change or a UTC Recommendation

Change.  Raytheon shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Raytheon’s stockholders, and UTC shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to UTC’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Each party shall advise the other parties, promptly after it receives notice thereof, of the time when each of the Form S-4 and each SpinCo Registration Statement has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4 or either SpinCo Registration Statement, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments on the Form S-4 or the Joint Proxy Statement and responses thereto or requests by the SEC for additional information relating thereto.  If at any time prior to the Effective Time any information relating to Raytheon, UTC or any of their respective affiliates, officers or directors, should be discovered by Raytheon or UTC that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Raytheon and UTC.

(b)          Raytheon shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Raytheon Stockholders Meeting”) in accordance with the DGCL and the rules of the NYSE for the purpose of obtaining the Raytheon Stockholder Approval and shall, subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement.  Raytheon may only postpone or adjourn the Raytheon Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Raytheon Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Raytheon has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Raytheon prior to the Raytheon Stockholders Meeting; provided that Raytheon shall postpone or adjourn the Raytheon Stockholders Meeting up to two (2) times for up to thirty (30) days each time upon the reasonable request of UTC.

(c)          UTC shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “UTC Stockholders Meeting”) in accordance with the DGCL and the rules of the NYSE for the purpose of obtaining the UTC Stockholder Approval and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its stockholders the approval of the UTC Share Issuance.  UTC may only postpone or adjourn the UTC Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the UTC Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that UTC has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of UTC prior to the UTC Stockholders Meeting; provided, that UTC shall postpone or adjourn the UTC Stockholders Meeting up to two (2) times for up to thirty (30) days each time upon the reasonable request of Raytheon.

(d)          Raytheon and UTC shall use reasonable best efforts to hold the Raytheon Stockholders Meeting and the UTC Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e)          The only matters to be voted upon at each of the Raytheon Stockholders Meeting and the UTC Stockholders Meeting are (i) the Merger, in the case of the Raytheon Stockholders Meeting, and the UTC Share Issuance, in the case of the UTC Stockholders Meeting, (ii) any adjournment or postponement of the Raytheon Stockholders Meeting or the UTC Stockholders Meeting, as applicable, and (iii) any other matters that are required by Applicable Law.

Section 6.2.          Access to Information; Confidentiality.  Subject to the Confidentiality Agreement and subject to Applicable Law, and solely for the purposes of furthering the Merger, upon reasonable notice, Raytheon shall, and shall cause its subsidiaries to, and UTC shall, and shall cause the subsidiaries of UTC RemainCo to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, Raytheon shall, and shall cause its subsidiaries to, and UTC shall, and shall cause the subsidiaries of UTC RemainCo to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided that the foregoing shall not require Raytheon or UTC to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Raytheon or UTC, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.  No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto.  Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Section 6.2, UTC and its subsidiaries shall have no obligation under, and shall not be required to afford access or furnish information pursuant to, this Section 6.2 in respect of the Separation or the Distributions, to which this Section 6.2 shall not apply, it being understood that UTC’s obligations in respect of access to information relating to the Separation and the Distributions are governed by Section 6.8 and Section 6.16 (including Section 6.16 of the UTC Disclosure Letter).

Section 6.3.          Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, UTC and Raytheon will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable, including using all reasonable best efforts to accomplish the following as promptly as reasonably practicable:  (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity or other person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iv) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.  Each of UTC and Raytheon shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than ten (10) business days from the date of this Agreement, make its respective filing under the HSR Act, and make any filings under any Antitrust Law as set forth on Section 7.1(c) of the UTC Disclosure Letter and any other applications and filings as reasonably determined by UTC and Raytheon under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, as promptly as practicable, but in no event later than as required by Applicable Law.  Neither UTC nor Raytheon will withdraw any such filings or applications without the prior written consent of the other party.  Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the other party, neither UTC nor Raytheon, nor any of their respective subsidiaries or affiliates, will grant or offer to grant any material accommodation or concession (financial or otherwise), or make any material payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b)          In connection with and without limiting the efforts referenced in Section 6.3(a), the parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission.  Each of UTC and Raytheon shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity or any official, representative or staff thereof regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any official, representative or staff thereof or in connection with any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity or any official, representative or staff thereof, or, in connection with any Action initiated by a private party, to any other person.  In addition, each of UTC and Raytheon shall promptly inform and consult with the other in advance of any meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, or, in connection with any Action by a private party, with any other person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity or other person, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or any official, representative or staff thereof or such other person in respect of the transactions contemplated by this Agreement without the other party unless it reasonably consults with the other party in advance and gives the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such party apprised with respect thereto.  Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement.  Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

(c)          The parties shall consult and cooperate in all respects with each other, and consider in good faith the views of the other party with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(d)          In furtherance of and without limiting the efforts referenced in Section 6.3(a), UTC RemainCo and Raytheon, along with their respective subsidiaries and affiliates, shall take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity so as to enable the consummation of the Merger as promptly as practicable, and in any event prior to the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to UTC RemainCo’s or any of its affiliates’ ability to own or operate any assets, properties, businesses or product lines of UTC RemainCo or any of its affiliates or any assets, properties, businesses or product lines of Raytheon or any of its affiliates (individually or collectively “Remedial Actions”) and (ii) in the event that any permanent or preliminary injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order (an “Order”) in any Action by or with any Governmental Entity is entered or becomes reasonably foreseeable to be entered that would make consummation of the Merger unlawful or that would otherwise prevent or delay consummation of the Merger, taking any and all steps (including the posting of a bond, commencement, contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, or the taking of the steps contemplated by clause (i) above) necessary to vacate, modify or suspend such Order; provided that no party shall be required pursuant to this Section 6.3 to commit to or effect any Remedial Action that is not conditioned upon the consummation of the Merger.  Raytheon and UTC shall use reasonable best efforts to cooperate with each other and work in good faith to develop the strategy relating to any Remedial Actions and in connection with the process of effecting (including negotiating or committing to effect) any Remedial Actions, including any divestiture process and any communications with potential divestiture buyers relating thereto.  Notwithstanding anything in this Agreement to the contrary, no party is required to commit to or effect any sale, divestiture, lease, holding separate pending a sale or other transfer or disposal, or any other restriction or action contemplated by this Section 6.3(d) if such actions, in the aggregate would or would reasonably be expected to have a materially adverse impact on Raytheon, UTC or their respective subsidiaries or affiliates, in each case measured on a scale relative to the size of UTC RemainCo and its subsidiaries, taken as a whole (after giving effect to the Merger) (an “Unacceptable Condition”).

(e)          Each of the parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, it shall not, and shall ensure that none of its subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(f)           Notwithstanding anything to the contrary in this Section 6.3, UTC and its subsidiaries shall have no obligation under, and shall not be required to commit to or effect any action pursuant to, this Section 6.3 in respect of the Separation or the Distributions (including in relation to UTC’s IRS private letter ruling request with respect to the Distributions and certain related transactions, as amended or supplemented), to which this Section 6.3 shall not apply, it being understood that UTC’s obligations in respect of the Separation and the Distributions are governed by Section 6.8 and Section 6.16.

Section 6.4.          Indemnification, Exculpation and Insurance.

(a)          UTC agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Raytheon (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation of Raytheon, the Bylaws of Raytheon or any indemnification contract between such directors or officers and Raytheon (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to UTC prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and UTC shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation of Raytheon and the Bylaws of Raytheon as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.  From and after the Effective Time, UTC shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

(b)          Prior to the Effective Time, Raytheon shall or, if Raytheon is unable to, UTC shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Raytheon’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and UTC shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that Raytheon shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by Raytheon prior to the date of this Agreement in respect of such “tail” policy.  If Raytheon or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, UTC shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Raytheon with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, UTC shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Raytheon prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)          The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, contract or otherwise.

(d)          In the event that UTC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of UTC or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

Section 6.5.          Fees and Expenses.  Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of UTC and Raytheon shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

Section 6.6.          Public Announcements.  Raytheon and UTC shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby (in the case of UTC, other than the Separation and the Distributions) and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the first sentence of this Section 6.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) a Raytheon Recommendation Change (or any responses thereto) or UTC Recommendation Change (or any responses thereto), or the proviso in Section 5.2(b) and Section 5.3(b) (or any response to a statement made pursuant to Section 5.2(b) and Section 5.3(b)), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby substantially consistent with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 6.6.

Section 6.7.          NYSE Listing.  Raytheon and UTC shall use reasonable best efforts to cause the UTC Common Stock issuable under Article III to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.8.          Certain Tax Matters.

(a)          Efforts.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to (i) cause each of the External Separation Transactions, the Merger and the Specified Internal Restructuring Transactions to qualify for its Intended Tax-Free Treatment and (ii) not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the External Separation Transactions, the Merger or any Specified Internal Restructuring Transaction from qualifying for its Intended Tax-Free Treatment.

(b)          External Spin-Off Tax Opinion.  From and after the date of this Agreement and until the Effective Time, Raytheon shall cooperate with UTC, and UTC and Raytheon shall use their respective reasonable best efforts to facilitate receipt by UTC of the External Spin-Off Tax Opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel reasonably acceptable to UTC and Raytheon) (“UTC Tax Counsel”).  Such opinion shall be issued on the basis of customary representations, assumptions (including the accuracy of the IRS Ruling Request, as amended or supplemented through the date of such opinion, and the accuracy and continuing validity of the IRS Ruling) and undertakings set forth or referred to in such opinion and in the related External Spin-Off Tax Representation Letters.  UTC shall (and shall cause Otis SpinCo and Carrier SpinCo to) deliver to UTC Tax Counsel for purposes of the External Spin-Off Tax Opinion customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to UTC Tax Counsel (the “External Spin-Off Tax Representation Letters”).  UTC will promptly notify Raytheon if, before the Effective Time, it knows or has reason to believe that UTC is no longer able to obtain the External Spin-Off Tax Opinion or if the terms of this Agreement (including the Separation Principles) would need to be amended in order to facilitate receipt of such opinion.

(c)          IRS Ruling.  UTC has submitted to the IRS the IRS Ruling Request, and UTC shall prepare and submit to the IRS supplemental materials relating thereto that UTC determines (after giving Raytheon the opportunity to consult thereon and considering any Raytheon comments) are necessary or appropriate to obtain the requested rulings under the IRS Ruling Request or any additional rulings from the IRS, including additional rulings regarding Section 355, if any, as a result of the transactions contemplated by this Agreement (each, an “IRS Submission”).  From and after the date of this Agreement and until the Effective Time, each party hereto agrees to use its reasonable best efforts to facilitate receipt by UTC of the IRS Ruling, including providing such appropriate information as the IRS shall require in connection with the IRS Ruling Request or any IRS Submission.  In connection with the IRS Ruling Request, UTC shall (i) keep Raytheon informed of all material actions taken or proposed to be taken by UTC or the IRS, (ii) reasonably in advance of any material IRS Submission, provide Raytheon with a reasonable opportunity to review, discuss and comment on each such IRS Submission, and consider in good faith Raytheon’s comments on such draft to the extent such comments are timely provided, (iii) provide Raytheon with copies of any material written communications received from the IRS with respect to the IRS Ruling Request, including with respect to any IRS Submission and (iv) keep Raytheon promptly and reasonably informed concerning any material communications (however conducted) with the IRS concerning the IRS Ruling Request or any IRS Submission.  If the IRS notifies UTC that it will not issue the IRS Ruling (or will not issue any ruling requested in the IRS Ruling Request or an IRS Submission (other than any Internal Restructuring Tax Opinions/Rulings)), then, during the ensuing thirty (30)-day period, the parties will collaborate in good faith to identify possible alternatives (including alternative structures and seeking additional Tax opinions) that the parties determine, with the assistance of their respective tax advisors, will either make likely the receipt of the IRS Ruling (or such ruling) or eliminate the necessity for a ruling, in either case, without (A)

materially affecting the value of the transactions contemplated hereby to UTC or Raytheon, (B) substantially increasing the regulatory or other consents or approvals required to consummate the transactions contemplated hereby or by the Separation Documentation, or (C) otherwise resulting in any substantial impediment to the consummation of the transactions contemplated hereby or by the Separation Documentation; provided, that the parties shall not be required to effectuate any alternative structures or transactions or seek any additional Tax opinions pursuant to this sentence in the event that such failure by the IRS to issue such ruling or rulings would not reasonably be expected to result in tax liabilities of UTC RemainCo in excess of $400,000,000 in the aggregate (taking into account all rulings not issued by the IRS).  In the event that the parties agree to effectuate such an alternative, they shall, as soon as practicable thereafter, modify the covenants and agreements set forth in this Agreement and/or the Separation Documentation to the extent necessary to reflect such alternative.  In furtherance of the foregoing, to the extent necessary to reflect any such alternative, UTC shall submit one or more IRS Submissions to modify the IRS Ruling Request.

(d)          Merger Tax Opinions.  From and after the date of this Agreement and until the Effective Time, Raytheon, on the one hand, and UTC, on the other hand, shall cooperate with each other and shall use their respective reasonable best efforts to obtain, a written opinion of Shearman & Sterling LLP (or other nationally recognized tax counsel reasonably acceptable to Raytheon and UTC) (“Raytheon Tax Counsel”), in the case of Raytheon, and a written opinion of UTC Tax Counsel, in the case of UTC, in form and substance reasonably satisfactory to Raytheon and UTC, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Closing Date, (A) to the effect that, on the basis of customary representations, assumptions (including the accuracy of the IRS Ruling Request, as it may be amended or supplemented through the date of such opinion, and the accuracy and continuing validity of the IRS Ruling) and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Merger will not cause Section 355(e) of the Code to apply to either Distribution, and (B) addressing any supplemental matter reasonably requested by both Raytheon and UTC to be included in such opinion.  Each of Raytheon, UTC, and Merger Sub shall deliver to Raytheon Tax Counsel and UTC Tax Counsel for purposes of the Merger Tax Opinions customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to Raytheon Tax Counsel and UTC Tax Counsel (the “Merger Tax Representation Letters”).  In rendering the Merger Tax Opinion, UTC Tax Counsel and Raytheon Tax Counsel may assume that the External Separation Transactions qualified for their Intended Tax-Free Treatment and would continue to so qualify if the Merger did not occur.  Raytheon will promptly notify UTC if, before the Effective Time, (A) it knows or has reason to believe that Raytheon is no longer able to obtain the Merger Tax Opinion from Raytheon Tax Counsel, or (B) the terms of this Agreement (including the Separation Principles) would need to be amended in order to facilitate receipt of such opinion.  UTC will promptly notify Raytheon if, before the Effective Time, (A) it knows or has reason to believe that UTC is no longer able to obtain the Merger Tax Opinion from UTC Tax Counsel, including as a result of the failure of any UTC Common Stock to be Qualified UTC Common Stock, or (B) the terms of this Agreement (including the Separation Principles) would need to be amended in order to facilitate receipt of such opinion.

(e)          Internal Restructuring Transactions.  From and after the date of this Agreement and until the Effective Time, Raytheon shall cooperate with UTC, and UTC and Raytheon shall use their respective reasonable best efforts, to facilitate receipt by UTC of the Internal Restructuring Tax Opinions/Rulings.  If any of the Internal Restructuring Tax Opinions/Rulings are not timely obtained, then notwithstanding anything herein or in the Separation Principles to the contrary, the Step Plan may be altered by UTC in a manner that is reasonably consistent with the overall tax planning for the Separation and the Distributions; provided, that, no such modification or modifications that would reasonably be expected to result in incremental costs to UTC RemainCo in excess of $500,000,000 in the aggregate may be made without Raytheon’s prior consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.9.          Takeover Statutes.  If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.10.        Conveyance Taxes.  Raytheon and UTC shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.11.        Employee Benefits.

(a)          In order to further an orderly transition and integration, Raytheon and UTC shall cooperate in good faith in reviewing, evaluating and analyzing the UTC RemainCo Benefit Plans and Raytheon Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the UTC RemainCo Benefit Plans or Raytheon Benefit Plans, as applicable, that will apply with respect to employees of UTC RemainCo and its subsidiaries (including the Surviving Corporation and its subsidiaries) after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans will, to the extent permitted by Applicable Law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by UTC RemainCo Benefit Plans, on the one hand, and those covered by Raytheon Benefit Plans, on the other hand, at the Effective Time.

(b)          For purposes of eligibility, participation, vesting and benefit accrual (except (i) for purposes of benefit accrual under any defined benefit pension plan, (ii) to the extent that such credit would result in a duplication of benefits, or (iii) under any plan that is grandfathered or frozen) under the UTC RemainCo Benefit Plans, Raytheon Benefit Plans and the New Benefit Plans, service with or credited by UTC RemainCo, Raytheon or any of their respective subsidiaries or predecessors for continuing employees of Raytheon and its subsidiaries or continuing employees of UTC RemainCo or its subsidiaries shall be treated as service with UTC RemainCo to the same extent that such service was taken into account under the analogous Raytheon Benefit Plan or UTC RemainCo Benefit Plan prior to the Effective Time.  With respect to any Raytheon Benefit Plan, UTC RemainCo Benefit Plan or New Benefit Plan in which any employees of UTC RemainCo or Raytheon (or their subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, UTC RemainCo shall:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous UTC RemainCo Benefit Plan or Raytheon Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a UTC RemainCo Benefit Plan or Raytheon Benefit Plan (to the same extent that such credit was given under the analogous Raytheon or UTC RemainCo Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Raytheon Benefit Plan, UTC RemainCo Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of UTC or Raytheon or any of their subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Raytheon, UTC or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Raytheon, UTC or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of UTC or Raytheon or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Raytheon Benefit Plan, UTC RemainCo Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its subsidiaries or affiliates to amend, modify or terminate any particular Raytheon Benefit Plan, UTC RemainCo Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of UTC or Raytheon or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.12.        Section 16(b).  Raytheon and UTC shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Raytheon (including derivative securities) or acquisitions of equity securities of UTC (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Raytheon or (b) at the Effective Time will become a director or officer of UTC, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.        Dividends.

(a)          Each of Raytheon and UTC shall coordinate with the other in respect of the designation of the record dates and payment dates for its quarterly cash dividends, so that holders of shares of Raytheon Common Stock do not (a) receive dividends on both shares of Raytheon Common Stock and UTC Common Stock received in the Merger in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Raytheon Common Stock or UTC Common Stock received in the Merger in respect of any calendar quarter (in the case of this clause (b), unless UTC shall not pay a dividend on any shares of UTC Common Stock in respect of such quarter).

(b)

(i)          On or prior to the date that is ten (10) business days prior to the anticipated Closing Date, UTC may, if it determines in good faith that (A) the Applicable Indebtedness (as defined in the Separation Principles) is reasonably expected to exceed the Target Indebtedness (the amount of such excess, the “Overage Amount”) and (B) the aggregate outstanding principal amount of total indebtedness for borrowed money of Otis SpinCo, Carrier SpinCo and their respective subsidiaries as of immediately following the consummation of the Otis Distribution (in the case of Otis SpinCo) and the Carrier Distribution (in the case of Carrier SpinCo) would exceed $18,250,000,000, deliver written notice (the “Overage Notice”) of such determinations to Raytheon, which such notice shall also set forth the Overage Amount.

(ii)         In the event that UTC delivers an Overage Notice, (A) Raytheon may, in its sole discretion, declare (with a record date prior to the Closing) and pay to its stockholders (whether before or after the Closing, while minimizing any delay in the Closing to the extent reasonably practicable) a cash distribution in an aggregate amount equal to the product of (1) a fraction, the numerator of which is 0.43 and the denominator of which is 0.57, and (2) the Overage Amount, and (B) subject to clause (II) below, whether or not Raytheon elects to pay such a cash distribution, Target Indebtedness shall be deemed for purposes of this Agreement (including the Separation Principles) to be increased by the Overage Amount; provided, that notwithstanding the foregoing, in the event the amount of the cash distribution calculated in accordance with this Section 6.13(b)(ii) would (x) be $250,000,000 or less, UTC may, in its discretion, withdraw the Overage Notice and no provision of this Section 6.13(b)(ii) shall be given effect; provided, that if UTC does not withdraw the Overage Notice, then (I) Raytheon shall be permitted to pay a cash distribution pursuant to this Section 6.13(b)(ii) in an aggregate amount of $250,000,000 and (II) whether or not Raytheon elects to pay such a cash distribution, in lieu of the foregoing clause (B), the Target Indebtedness shall be deemed for purposes of this Agreement (including the Separation Principles) to be increased by $331,000,000, or (y) exceed $2,000,000,000, no provision of this Section 6.13(b)(ii) shall be given effect.

Section 6.14.        Certain Litigation.  Each party shall promptly advise the other of any litigation commenced after the date hereof against such party or any of its directors or officers (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties reasonably informed regarding any such litigation.  Such party shall give the other parties the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15.        Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, Raytheon shall use its reasonable best efforts to facilitate the commencement of the delisting of Raytheon and of the shares of Raytheon Common Stock from the NYSE as promptly as practicable after the Effective Time.  Prior to the Effective Time, Raytheon shall not voluntarily delist the Raytheon Common Stock from the NYSE.

Section 6.16.        Separation and Distributions.

(a)          Following the execution of this Agreement, UTC shall prepare the Separation Documentation to effect the Separation and the Distributions in accordance with the Separation Principles and otherwise on terms that are customary for similar agreements.  Subject to the limitations set forth in Section 6.2 (which shall apply to this Section 6.16 mutatis mutandis), UTC shall provide drafts of the Separation Documentation to Raytheon and its Representatives reasonably in advance of filing forms of the Separation Documentation with the SpinCo Registration Statements, shall make its applicable employees, representatives and advisors available to Raytheon’s Representatives a reasonable number of times upon reasonable prior notice (and during normal business hours) for purposes of discussing the draft Separation Documentation, and shall consider in good faith the comments of Raytheon’s Representatives to such documents.  Prior to the Distributions, UTC and its applicable subsidiaries shall enter into the Separation Documentation, in each case in form and substance consistent with the terms of this Agreement, including the Separation Principles.

(b)          Promptly following the date of this Agreement, each of Raytheon and UTC shall designate two (2) representatives to serve on a committee (the “Separation Committee”) (it being understood that each party may change or replace its designees serving on the Separation Committee from time to time with written notice to the other party), which shall meet no less frequently than bi-weekly (and more frequently upon Raytheon’s reasonable request) for the purposes of (i) reviewing and discussing cooperatively and in good faith the status of the Separation and the Distributions, including the status of the SpinCo Registration Statements, the Separation Documentation and the Pre-Merger Financing Transactions, and (ii) reviewing and discussing cooperatively and in good faith the status of the Step Plan and any proposed modifications thereto.

(c)          UTC shall consummate the Separation and each Distribution in accordance with this Agreement, including the Separation Principles, and the Separation Documentation as promptly as reasonably practicable (taking into account the requirements of Applicable Law and the rules and regulations of the NYSE), but in any event on or prior to the fourth business day prior to the Outside Date (as such date may be extended pursuant to Section 8.1(b)(i); provided, that notwithstanding anything to the contrary in Section 8.1(b)(i), and without limiting any automatic extension or right of extension provided for therein, in the event that the date upon which both of the following clauses (i) and (ii) have occurred is fewer than 35 days prior to the Outside Date, the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to the first business day after the 35th day following the date on which both of the following clauses (i) and (ii) have occurred), after the (i) satisfaction or waiver of all of the conditions to UTC’s obligations set forth in Section 7.1 and Section 7.2 (subject to the continued satisfaction or waiver thereof, and other than (x) those conditions that by their terms are to be fulfilled at the Closing, provided that each such condition would be fulfilled if the Closing were to occur at such time, and (y) the condition set forth in Section 7.1(i)) and (ii) receipt by UTC from Raytheon of (A) written confirmation that each of the conditions to Raytheon’s obligations set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than (x) those conditions that by their terms are to be fulfilled at the Closing (provided that each such condition would be fulfilled if the Closing were to occur at such time), and (y) the conditions set forth in Section 7.1(h), Section 7.1(i) and Section 7.1(j)), and Raytheon stands ready, willing and able to consummate the Closing and, upon the satisfaction of the conditions set forth in Section 7.1(h), Section 7.1(i) and Section 7.1(j) and the conditions that by their terms are to be fulfilled at the Closing (provided that each such condition would be fulfilled if the Closing were to occur at such time), will consummate the Closing, and (B) the executed certificate contemplated by Section 7.2(c) (assuming for such purpose (and without otherwise limiting Section 7.2(c) in any respect) that any reference in such certificate to the Closing Date is a reference to the date of such certificate).

Section 6.17.        Merger Sub Approval.  Promptly following the execution of this Agreement, UTC shall take all action necessary to cause this Agreement and the Merger to be adopted by the sole stockholder of Merger Sub.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1.          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger, and to the obligation of UTC to effect the Separation and the Distributions, is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions (except, in the case of the obligation of UTC to effect the Separation and the Distributions, the condition set forth in Section 7.1(i)):

(a)           Stockholder Approvals.  Each of the Raytheon Stockholder Approval and the UTC Stockholder Approval shall have been obtained.

(b)          HSR Act.  Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted without the imposition, individually or in the aggregate, of an Unacceptable Condition.

(c)          Other Approvals.  Any authorization or consent from a Governmental Entity required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 7.1(c) of the UTC Disclosure Letter shall have been obtained and shall remain in full force and effect, in each case without the imposition, individually or in the aggregate, of an Unacceptable Condition.

(d)          No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of (i) enjoining or otherwise prohibiting the consummation of the Separation, either Distribution, or the Merger or (ii) resulting, individually or in the aggregate, in an Unacceptable Condition.

(e)           Registration Statements.  (i) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Actions by the SEC seeking a stop order and (ii) each of the SpinCo Registration Statements shall have become effective under the Exchange Act or the Securities Act, as applicable, and shall not be the subject of any stop order or any Actions by the SEC seeking a stop order.

(f)           Stock Exchange Listings.  The shares of UTC Common Stock to be issued in the UTC Share Issuance shall have been approved for listing on the NYSE, and the shares of common stock to be distributed in each of the Distributions shall have been approved for listing on the applicable securities exchange(s), in each case subject to official notice of issuance.

(g)          IRS Ruling.  UTC shall have received the IRS Ruling, and the IRS Ruling shall continue to be valid as of the Closing Date.

(h)          External Spin-Off Tax Opinion.  UTC shall have received the External Spin-Off Tax Opinion, and such opinion shall not have been withdrawn or adversely modified.

(i)           Separation and Distributions.  UTC shall have consummated the Separation and the Distributions and the effective time of both Distributions shall have occurred.

(j)           Surplus/Solvency Opinions.  UTC shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation or accounting firms or investment banks as to the adequacy of surplus under Delaware Law with respect to Otis SpinCo and Carrier SpinCo to effect the applicable Pre-Closing Cash Distribution and/or the issuance to UTC of Otis SpinCo Debt Securities or Carrier SpinCo Debt Securities, as applicable, and with respect to UTC to effect each Distribution, and as to the solvency of each of UTC RemainCo, Otis SpinCo and Carrier SpinCo after giving effect to the foregoing.

Section 7.2.          Conditions to Obligations of UTC.  The obligation of UTC to effect the Merger, the Separation and the Distributions is further subject to satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Raytheon contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(iii) and Section 4.1(w) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Raytheon contained in Section 4.1(c)(i) and Section 4.1(c)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Raytheon contained in Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Raytheon contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Raytheon.

(b)          Performance of Obligations of Raytheon.  Raytheon shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate.  UTC shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Raytheon to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Merger Tax Opinion.  UTC shall have received the Merger Tax Opinion from UTC Tax Counsel, and such opinion shall not have been withdrawn or adversely modified.

Section 7.3.          Conditions to Obligations of Raytheon.  The obligation of Raytheon to effect the Merger is further subject to satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of UTC contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(iii) and Section 4.2(w) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties of UTC contained in Section 4.2(c)(i) and Section 4.2(c)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of UTC contained in Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of UTC contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UTC.

(b)          Performance of Obligations of UTC.  UTC shall have performed (i) in all material respects all obligations required to be performed by it under this Agreement and (ii) in all respects the obligation required to be performed by it under the first sentence of Section 3 of the Separation Principles (relating to the Applicable Indebtedness (as defined in the Separation Principles) not exceeding the Target Indebtedness), in the case of each of clauses (i) and (ii), at or prior to the Closing Date.

(c)          Officer’s Certificate.  Raytheon shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of UTC to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Merger Tax Opinion.  Raytheon shall have received the Merger Tax Opinion from Raytheon Tax Counsel, and such opinion shall not have been withdrawn or adversely modified.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 8.1(e) or Section 8.1(f)) after the Raytheon Stockholder Approval or the UTC Stockholder Approval:

(a)          by mutual written consent of Raytheon and UTC;

(b)          by either Raytheon or UTC, if:

(i)          the Merger shall not have been consummated by July 1, 2020 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date (A) any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws or Orders entered thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date, and the conditions set forth in Section 7.1(e)(ii), Section 7.1(h), Section 7.1(i) and Section 7.1(j)), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to January 4, 2021; provided, further, that if the Outside Date shall have been extended pursuant to this clause (A) to January 4, 2021 and the satisfaction or waiver of the last of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws or Orders entered thereunder) occurs on or after November 15, 2020 (and the condition set forth in

Section 7.1(i) shall not have been satisfied or waived as of the date on which the last of such conditions is satisfied or waived), then UTC may, in its sole discretion, by written notice to Raytheon on or before the Outside Date, further extend the Outside Date to the first business day after the 50th day following the date on which the last of such conditions is satisfied or waived, or (B) any of the conditions set forth in Section 7.1(e)(ii), Section 7.1(h), Section 7.1(i) and Section 7.1(j) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then each of UTC and Raytheon may, in its sole discretion, by written notice to the other on or before the Outside Date, extend the Outside Date to October 1, 2020; provided, further, that if the Outside Date shall have been extended pursuant to this clause (B) by either UTC or Raytheon to October 1, 2020 but the Closing shall not have occurred by such date and on such date any of the conditions set forth in Section 7.1(e)(ii), Section 7.1(h), Section 7.1(i) and Section 7.1(j) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then Raytheon may, in its sole discretion, by written notice to UTC on or before such date, further extend the Outside Date to January 4, 2021, and, in each case of clauses (A) and (B), as applicable, such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the terms of this Section 8.1(b)(i) shall also be subject to the first proviso set forth in Section 6.16(c); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

(ii)         the Raytheon Stockholder Approval shall not have been obtained upon a vote taken thereon at the Raytheon Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)        the UTC Stockholder Approval shall not have been obtained upon a vote taken thereon at the UTC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv)        (A) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Applicable Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Separation, either Distribution, or the Merger, and in the case of such an Order, such Order shall have become final and non-appealable, or (B) any expiration, termination, authorization or consent from a Governmental Entity required to be obtained pursuant to Section 7.1(b) or Section 7.1(c) shall have been denied and such denial shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if a material breach by such party of its obligations under Section 6.3 has been the principal cause of or principally resulted in the issuance of such Order or the denial of such expiration, termination, authorization or consent;

(c)          by UTC (provided that UTC is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if Raytheon shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Raytheon or is not cured within forty-five (45) days of written notice thereof from UTC;

(d)          by Raytheon (provided that Raytheon is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if UTC shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by UTC or is not cured within forty-five (45) days of written notice thereof from Raytheon;

(e)          by UTC, at any time prior to the Raytheon Stockholders Meeting, if a UTC Triggering Event shall have occurred; and

(f)           by Raytheon, at any time prior to the UTC Stockholders Meeting, if a Raytheon Triggering Event shall have occurred.

Section 8.2.          Effect of Termination.

(a)          In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof or fraud.

(b)          If this Agreement is terminated:

(i)          by UTC pursuant to Section 8.1(e), or by either UTC or Raytheon pursuant to Section 8.1(b)(ii) at a time when UTC would have been entitled to terminate this Agreement pursuant to Section 8.1(e); or

(ii)         by UTC or Raytheon pursuant to Section 8.1(b)(ii) or by UTC pursuant to Section 8.1(c) as a result of a breach of Raytheon’s covenants set forth in Section 5.2 or Section 6.1, and at or prior to the Raytheon Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or the time of such breach by Raytheon, in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made to the stockholders of Raytheon generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(c), there shall otherwise have been made known to the Board of Directors of Raytheon, an offer or proposal for a Raytheon Alternative Transaction, which shall not have been irrevocably withdrawn at or prior to the Raytheon Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or the time of such breach, in the case of a termination pursuant to Section 8.1(c), if, within twelve (12) months of termination of this Agreement, Raytheon or its subsidiaries enters into a definitive agreement with any Raytheon Third Party with respect to any Raytheon Alternative Transaction or any Raytheon Alternative Transaction is consummated;

then Raytheon shall pay to UTC, not later than, in the case of clause (i), the date of termination of this Agreement, and in the case of clause (ii), two (2) business days after the earlier of the date the agreement with respect to the Raytheon Alternative Transaction is entered into and the date the Raytheon Alternative Transaction is consummated, a termination fee of $1,785,000,000 (the “Raytheon Termination Fee”); provided, that for purposes of this Section 8.2(b), the term Raytheon Alternative Transaction shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”.

(c)          If this Agreement is terminated:

(i)          by Raytheon pursuant to Section 8.1(f), or by either Raytheon or UTC pursuant to Section 8.1(b)(iii) at a time when Raytheon would have been entitled to terminate this Agreement pursuant to Section 8.1(f); or

(ii)         by Raytheon or UTC pursuant to Section 8.1(b)(iii) or by Raytheon pursuant to Section 8.1(d) as a result of a breach of UTC’s covenants set forth in Section 5.3 or Section 6.1, and at or prior to the UTC Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or the time of such breach by UTC, in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made to the stockholders of UTC generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(d), there shall otherwise have been made known to the Board of Directors of UTC, an offer or proposal for a UTC Alternative Transaction, which shall not have been irrevocably withdrawn at or prior to the UTC Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or the time of such breach, in the case of a termination pursuant to Section 8.1(d), if, within twelve (12) months of termination of this Agreement, UTC or its subsidiaries enters into a definitive agreement with any UTC Third Party with respect to any UTC Alternative Transaction or any UTC Alternative Transaction is consummated;

then UTC shall pay to Raytheon, not later than, in the case of clause (i), the date of termination of this Agreement, and in the case of clause (ii), two (2) business days after the earlier of the date the agreement with respect to the UTC Alternative Transaction is entered into and the date the UTC Alternative Transaction is consummated, a termination fee of $2,365,000,000 (the “UTC Termination Fee”); provided that, for purposes of this Section 8.2(c), the term UTC Alternative Transaction shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”.

(d)          Any Raytheon Termination Fee or UTC Termination Fee payable under Section 8.2(b) or Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth therein.  If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) or Section 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e)          Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder or fraud), in the event that any Raytheon Termination Fee or UTC Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Raytheon Termination Fee or UTC Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates for, and (ii) in no event will the party being paid any Raytheon Termination Fee or UTC Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.  In no event shall any party be required to pay a Raytheon Termination Fee or UTC Termination Fee, as applicable, on more than one occasion.

Section 8.3.          Amendment.  Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Raytheon Stockholder Approval or the UTC Stockholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of Raytheon or approval by the stockholders of UTC under Applicable Law shall be subject to such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4.          Extension; Waiver.  At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Raytheon or UTC shall require the approval of the stockholders of Raytheon or UTC, respectively, unless such approval is required by Applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.          Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2.          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to UTC or Merger Sub to:

United Technologies Corporation
10 Farm Springs Road
Farmington, Connecticut 06032
	Attention:	Charles D. Gill
Executive Vice President and General Counsel
	Email:	Charles.Gill@utc.com
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Joshua R. Cammaker
Edward J. Lee
Victor Goldfeld
	Email:	JRCammaker@wlrk.com
EJLee@wlrk.com
VGoldfeld@wlrk.com

(b)	if to Raytheon, to:

Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451
	Attention:	Frank R. Jimenez
Vice President, General Counsel and Corporate Secretary
	Email:	frj@raytheon.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
	Attention:	Clare O’Brien
Sean Skiffington
Cody Wright
	Email:	cobrien@shearman.com
sean.skiffington@shearman.com
cody.wright@shearman.com

Section 9.3.          Definitions.  For purposes of this Agreement:

(a)          “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b)          “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery;

(c)          “business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close;

(d)          “Carrier Business” means, collectively, (i) the business, operations and activities of the “Carrier” (formerly known as UTC Climate, Controls & Security) reporting segment of UTC conducted at any time prior to the consummation of the Carrier Distribution by UTC or by any of its current or former subsidiaries and (ii) any terminated, divested, or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations and activities described in clause (i) as then conducted;

(e)          “Carrier Debt-For-Debt Exchange” means the use of Carrier SpinCo Debt Securities to satisfy then-outstanding indebtedness of UTC pursuant to one or more debt-for-debt exchange transactions (whether prior to or after the Effective Time) in a manner that is consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(f)           “Carrier Distribution” means the pro rata distribution to the stockholders of UTC (prior to the Merger) of 100% of the common stock of Carrier SpinCo;

(g)          “Carrier SpinCo” means a wholly owned subsidiary of UTC (prior to the Carrier Distribution), which, at the time of the Carrier Distribution, directly or indirectly through its subsidiaries, will hold the Carrier Business;

(h)          “Carrier SpinCo Debt Securities” means debt securities issued by Carrier SpinCo to UTC which have terms that are consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(i)           “Carrier SpinCo Pre-Closing Cash Distribution” means the distribution by Carrier SpinCo of cash to UTC prior to the effective time of the Carrier Distribution, which cash will be used by UTC, in one or more transactions prior to or after the Effective Time, to repurchase or otherwise retire for cash then-outstanding indebtedness of UTC (whether by tender offer, redemption or otherwise) in a manner that is consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(j)           “Clean Team Agreement” means that certain Clean Team Agreement, dated as of May 8, 2019, between Raytheon and UTC;

(k)          “Customs & International Trade Authorizations” means any and all licenses, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export or import of goods, software, technology, technical data, services and international financial transactions;

(l)           “Customs & International Trade Laws” means the applicable export control, import, customs and trade, and anti-boycott Laws of any jurisdiction in which Raytheon or UTC or any of their respective subsidiaries is incorporated or does business, including the Tariff Act of 1930, as amended, and other Applicable Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor or successor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons on the Debarred List; the anti-boycott Laws administered by the U.S. Department of Commerce; and the anti-boycott Laws administered by the U.S. Department of the Treasury;

(m)         “Debt Reallocation” means (i) any assumption of UTC liabilities by Otis SpinCo in connection with the Otis Contribution, (ii) any assumption of UTC liabilities by Carrier SpinCo in connection with the Carrier Contribution, (iii) the receipt by UTC of any Otis SpinCo Debt Securities and the consummation of any Otis Debt-For-Debt Exchange, (iv) the receipt by UTC of any Carrier SpinCo Debt Securities and the consummation of any Carrier Debt-For-Debt Exchange, (v) the receipt by UTC of any Otis SpinCo Pre-Closing Cash Distribution and the use of such cash by UTC to retire then-outstanding indebtedness of UTC (whether by tender offer, redemption or otherwise), and/or (vi) the receipt by UTC of any Carrier SpinCo Pre-Closing Cash Distribution and the use of such cash by UTC to retire then-outstanding indebtedness of UTC (whether by tender offer, redemption or otherwise);

(n)          “Distribution” means either the Otis Distribution or the Carrier Distribution, and “Distributions” means, collectively, the Otis Distribution and the Carrier Distribution;

(o)          “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, human health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;

(p)          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(q)          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(r)           “External Separation Transactions” means the Otis Contribution, the Carrier Contribution, the Distributions and the Debt Reallocation;

(s)           “External Spin-Off Tax Opinion” means, a written opinion of UTC Tax Counsel, in form and substance reasonably satisfactory to UTC and Raytheon, with respect to each Distribution and dated as of the date of the applicable Distribution, (A) to the effect that (i) such Distribution will be treated as satisfying the business purpose requirement described in Treasury Regulations Section 1.355-2(b)(1); (ii) such Distribution will not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B) of the Code; and (iii) the stock of each controlled corporation distributed in such Distribution will not be treated as other than “qualified property” by reason of Section 355(e)(1) of the Code, and (B) addressing any supplemental matter reasonably requested by both UTC and Raytheon to be included in such opinion;

(t)           “Government Contract” means (i) a material contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such contract or (ii) a contract with respect to a Governmental Entity classified program or that pertains to certain information that for purposes of national security has been classified at or above the level of secret, in each case that is to be performed in whole or in part after the date of this Agreement;

(u)          “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect under any Applicable Law relating to pollution, waste, the environment, health, safety, or natural resources;

(v)          “Intellectual Property” means all patents, trademarks, service marks, trade names, copyrights and rights in copyrightable subject matter, Internet domain names, rights in trade secrets, know-how and other confidential or proprietary information, and other intellectual property rights, and any registrations and applications therefor;

(w)         “Intended Tax-Free Treatment” means the qualification of (i) the Otis Contribution and the Otis Distribution, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Carrier Contribution and the Carrier Distribution, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) each of the Distributions as a transaction in which gain or loss is not recognized by UTC or the UTC stockholders under Section 355 of the Code (including the non-application of Sections 355(d) and 355(e) of the Code) , (iv) the Debt Reallocation as a transaction in which gain or loss is generally not recognized by UTC for U.S. federal income tax purposes, (v) the Merger (A) as not causing Section 355(e) of the Code to apply to either Distribution and (B) as a “reorganization” within the meaning of Section 368(a) of the Code, and (vi) the Specified Internal Restructuring Transactions as tax-free in whole or in part to the extent such treatment either (A) is supported by one or more Internal Restructuring Tax Opinions/Rulings or (B) has been initially reported for Tax purposes with such treatment on any originally filed Tax Return;

(x)          “Internal Restructuring Tax Opinions/Rulings” means the tax opinions and tax rulings set forth in Section 6.16 of the UTC Disclosure Letter;

(y)          “IRS Ruling” means a private letter ruling from the IRS, in form and substance reasonably satisfactory to UTC and Raytheon, to the effect that (i) each of the Otis Contribution and the Otis Distribution, taken together, and the Carrier Contribution and the Carrier Distribution, taken together, will qualify as a tax-free reorganization and distribution pursuant to Sections 368(a) and 355 of the Code, and (ii) UTC generally will not recognize gain or loss for U.S. federal income Tax purposes in connection with any Debt Reallocation;

(z)          “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems;

(aa)         “knowledge” means, with respect to UTC or Raytheon, as applicable, the knowledge of UTC’s or Raytheon’s, as applicable, Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer (or equivalent officer);

(bb)        “Material Adverse Effect” on Raytheon or UTC means any change, event or development (each, a “Change”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Raytheon and its subsidiaries, taken as a whole, or

UTC RemainCo and its subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Raytheon or UTC, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Raytheon or UTC, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Raytheon or UTC, respectively, and its subsidiaries, with customers, suppliers or partners (except that this clause (iii) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and Section 4.1(b)(iii), in the case of Raytheon, and Section 4.2(b)(ii) and Section 4.2(b)(iii), in the case of UTC), or compliance with or performance of this Agreement, (iv) any change, in and of itself, in the market price or trading volume of the securities of Raytheon or UTC, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Raytheon or UTC, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change in Applicable Law or GAAP (or authoritative interpretation thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes, including in credit ratings or credit outlook, generally affecting the industries in which Raytheon or UTC operates or (ix) any action required by Section 6.3 or Section 6.16 of this Agreement; provided, that the exclusions in clauses (i), (v), (vi), (vii) and (viii) shall not apply to the extent the Changes set forth therein have a disproportionate impact on Raytheon and its subsidiaries, or UTC RemainCo and its subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Raytheon and its subsidiaries, or UTC RemainCo and its subsidiaries (without giving effect to the Merger), respectively, operate;

(cc)         “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(dd)        “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(ee)         “Otis Business” means, collectively, (i) the business, operations and activities of the “Otis” reporting segment of UTC conducted at any time prior to the consummation of the Otis Distribution by UTC or by any of its current or former subsidiaries and (ii) any terminated, divested, or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations and activities described in clause (i) as then conducted;

(ff)          “Otis Debt-For-Debt Exchange” means the use of Otis SpinCo Debt Securities to satisfy then-outstanding indebtedness of UTC pursuant to one or more debt-for-debt exchange transactions (whether prior to or after the Effective Time) in a manner that is consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(gg)        “Otis Distribution” means the pro rata distribution to the stockholders of UTC (prior to the Merger) of 100% of the common stock of Otis SpinCo;

(hh)        “Otis SpinCo” means a wholly owned subsidiary of UTC (prior to the Otis Distribution), which, at the time of the Otis Distribution, directly or indirectly through its subsidiaries, will hold the Otis Business;

(ii)          “Otis SpinCo Debt Securities” means debt securities issued by Otis SpinCo to UTC which have terms that are consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(jj)          “Otis SpinCo Pre-Closing Cash Distribution” means the distribution by Otis SpinCo of cash to UTC prior to the effective time of the Otis Distribution, which cash will be used by UTC, in one or more transactions prior to or after the Effective Time, to repurchase or otherwise retire for cash then-outstanding indebtedness of UTC (whether by tender offer, redemption or otherwise) in a manner that is consistent with (i) the Intended Tax-Free Treatment of the External Separation Transactions and (ii) the IRS Ruling;

(kk)        “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Raytheon Filed SEC Documents or UTC Filed SEC Documents, as the case may be, together with the following (without duplication):  (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Raytheon or UTC, as the case may be, with respect to which Raytheon or UTC, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Raytheon or UTC, as the case may be, in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Raytheon or UTC, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (v) Liens arising from licenses of Intellectual Property in the ordinary course of business, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Raytheon or UTC, as the case may be, in the ordinary course of business, (vii) leases, subleases, licenses and occupancy agreements by Raytheon or UTC, as the case may be, as landlord, sublandlord or licensor, (viii) Liens disclosed on any title insurance policy held by Raytheon or UTC, as the case may be, in existence on the date of this Agreement and (ix) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord;

(ll)          “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(mm)      “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Applicable Law;

(nn)        “Qualified UTC Common Stock” means UTC Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes either of the Distributions (within the meaning of Section 355(e) of the Code);

(oo)        “Raytheon Benefit Plan” means each employee or director compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Raytheon or any of its subsidiaries or which Raytheon or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(pp)        “Raytheon Revolver” means that certain Five-Year Competitive Advance and Revolving Credit Agreement by and among Raytheon as the borrower, the lenders named therein, and JPMorgan Chase Bank, N.A. as administrative agent, dated as of November 13, 2015;

(qq)        “Raytheon Triggering Event” means (i) the Board of Directors of UTC or any committee thereof shall have made a UTC Recommendation Change or (ii) there has been a Willful Breach by UTC of any of the provisions set forth in Section 5.3;

(rr)          “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;

(ss)         “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria) or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii);

(tt)          “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom;

(uu)        “Separation” means the separation of UTC’s Otis Business and its Carrier Business from UTC’s other businesses;

(vv)        “Separation Documentation” means the Separation and Distribution Agreement, as defined in the Separation Principles, and, in each case as defined therein, the Tax Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement and the Employee Matters Agreement;

(ww)      “Separation Principles” means the separation principles set forth in Section 6.16 of the UTC Disclosure Letter, as such principles may be amended from time to time by UTC; provided that any such amendment shall require the prior written consent (to be granted or denied as promptly as reasonably practicable) of Raytheon;

(xx)        “Specified Internal Restructuring Transaction” means the internal restructuring steps to which the Internal Restructuring Tax Opinions/Rulings relate;

(yy)        “Step Plan” has the meaning set forth in the Separation Principles;

(zz)         “subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person;

(aaa)       “Target Indebtedness” means $24,300,000,000.

(bbb)      “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes;

(ccc)       “Taxes” means all taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;

(ddd)      “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes;

(eee)       “UTC Equity Awards” means the UTC Options, the UTC SARs, the UTC RSU Awards, and the UTC PSU awards;

(fff)        “UTC Option” means a compensatory option to purchase shares of UTC Common Stock;

(ggg)      “UTC PSU Award” an award of performance-based vesting restricted stock units relating to UTC Common Stock;

(hhh)      “UTC RemainCo” means UTC after giving effect to the Separation and the Distributions (whether or not the Separation and the Distributions have been consummated as of the relevant time of determination) (it being understood, for the avoidance of doubt, that references to the subsidiaries of UTC RemainCo shall mean the subsidiaries of UTC, other than Carrier SpinCo, Otis SpinCo and their respective subsidiaries, after giving effect to the Separation and the Distributions (whether or not the Separation and the Distributions have been consummated as of the relevant time of determination)).  Except as otherwise expressly provided herein, any determination made in connection with this Agreement to which the size of UTC RemainCo may be relevant shall take into account the size of UTC RemainCo prior to giving effect to the Merger;

(iii)         “UTC RemainCo Benefit Plan” means each employee or director compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by UTC RemainCo or any of its subsidiaries or which UTC RemainCo or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(jjj)         “UTC RemainCo Businesses” means the businesses of UTC RemainCo and its subsidiaries after giving effect to the Separation and the Distributions (whether or not the Separation and the Distributions have been consummated as of the relevant time of determination);

(kkk)      “UTC RSU Award” an award of time-based vesting restricted stock units relating to UTC Common Stock;

(lll)         “UTC SAR” a compensatory stock appreciation right with respect to shares of UTC Common Stock;

(mmm)   “UTC Triggering Event” means (i) the Board of Directors of Raytheon or any committee thereof shall have made a Raytheon Recommendation Change or (ii) there has been a Willful Breach by Raytheon of any of the provisions set forth in Section 5.2; and

(nnn)      “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4.          Interpretation.

(a)          When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein.  Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b)          References in this Agreement to the “transactions contemplated hereby,” the “transactions contemplated by this Agreement” and words or phrases of similar import shall include the Separation and the Distributions, except as otherwise provided.

(c)          Except with respect to Section 6.6, whenever a consent or approval of Raytheon or UTC is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

Section 9.5.          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6.          Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.  This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement and the Clean Team Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among UTC, Merger Sub and Raytheon with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4 or (ii) from and after the Effective Time, the right of the holders of Raytheon Common Stock or Raytheon Equity Awards to receive such consideration as provided for in Article III.

Section 9.7.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8.          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.9.          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10.        Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11.         Jurisdiction.  In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.12.        Headings, etc..  The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Gregory J. Hayes
	Name:	Gregory J. Hayes
	Title:	Chairman and Chief Executive Officer

LIGHT MERGER SUB CORP.

By:	/s/ Gregory J. Hayes
	Name:	Gregory J. Hayes
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

RAYTHEON COMPANY

By:	/s/ Thomas A. Kennedy
	Name:	Thomas A. Kennedy
	Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

BYLAWS
OF
RAYTHEON TECHNOLOGIES CORPORATION
AS AMENDED AND RESTATED EFFECTIVE
[●], 20[●]

SECTION 1 – Meetings of Shareholders

SECTION 1.1          Annual Meetings.

Annual meetings of shareholders shall be held each year on such date and at such time as may be fixed by the Board of Directors for the purpose of electing directors and transacting such other proper business as may come before the meeting.

SECTION 1.2          Special Meetings.

(A)          Special meetings of shareholders may be called from time to time by the Board of Directors, by the Chairman, by the Chief Executive Officer of the Corporation or by the Secretary of the Corporation at the valid written request of shareholders of record who own (for all purposes under this Section 1.2, as defined in Section 1.12(A)(3) of these Bylaws), or are acting on behalf of one or more beneficial owners who own, capital stock representing at least 15% of the Voting Stock (the “Special Meeting Request Required Shares”), and who continue to own the Special Meeting Request Required Shares at all times between the Ownership Record Date (as defined in paragraph (B) of this Section 1.2) and the date of the applicable meeting of shareholders.  Special meetings shall be held solely for the purpose or purposes specified in the notice of meeting delivered by the Corporation.  For purposes of these Bylaws, “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors.

(B)          Any record shareholder (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the Secretary of the Corporation, request that the Board of Directors fix a record date to determine the record shareholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”).  A valid written request to fix an Ownership Record Date shall include all of the information that must be included in a written request to call a special meeting, as set forth in paragraph (D) of this Section 1.2.  The Board of Directors may fix the Ownership Record Date within 10 days of the Secretary’s receipt of a valid written request to fix the Ownership Record Date.  The Ownership Record Date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Board of Directors.  If an Ownership Record Date is not fixed by the Board of Directors within the period set forth above, the Ownership Record Date shall be the date that the first valid written request to call a special meeting is received by the Secretary with respect to the proposed business to be submitted for shareholder approval at a special meeting.

(C)          A beneficial owner who wishes to deliver a written request to call a special meeting must cause the nominee or other person who serves as the record shareholder of such beneficial owner’s stock to sign the written request to call a special meeting.  If a record shareholder is the nominee for more than one beneficial owner of stock, the record shareholder may deliver a valid written request to call a special meeting solely with respect to the capital stock of the Corporation beneficially owned by the beneficial owner who is directing the record shareholder to sign such written request to call a special meeting.

(D)          Each valid written request to call a special meeting shall include the following and shall be delivered to the Secretary of the Corporation:

(1)          the signature of the record shareholder submitting such request and the date such request was signed;

(2)          the text of each business proposal desired to be submitted for shareholder approval at the special meeting; and

(3)          as to the beneficial owner, if any, directing such record shareholder to sign the written request to call a special meeting and as to such record shareholder (unless such record shareholder is acting solely as a nominee for a beneficial owner) (each such beneficial owner and each record shareholder who is not acting solely as a nominee, a “Disclosing Party”):

(a)          all of the information required to be disclosed pursuant to Section 1.10(A)(2) of these Bylaws, which information shall be supplemented (by delivery to the Secretary) by each Disclosing Party (i) not later than 10 days after the record date for determining the record shareholders entitled to notice of, and to vote at, the special meeting (such record date, the “Meeting Record Date”), to disclose the foregoing information as of the Meeting Record Date and (ii) not later than the 5th day before the special meeting or any adjournment or postponement thereof, to disclose the foregoing information as of the date that is 10 days prior to the special meeting or any such adjournment or postponement thereof, as applicable;

(b)          with respect to each business proposal to be submitted for shareholder approval at the special meeting, a statement whether or not any Disclosing Party will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of Voting Stock of the Corporation required under these Bylaws, the certificate of incorporation and statute to carry such proposal (such statement, a “Solicitation Statement”); and

(c)          any additional information reasonably requested by the Board of Directors to verify the Voting Stock ownership position of such Disclosing Party.

Each time the Disclosing Party’s Voting Stock ownership position decreases following the delivery of the foregoing information to the Secretary, such Disclosing Party shall notify the Corporation of his, her or its decreased Voting Stock ownership position, together with any information reasonably requested by the Board of Directors to verify such position, within 10 days of such decrease or as of the 5th day before the special meeting, whichever is earlier.

(E)          The Secretary shall not accept, and shall consider ineffective, an otherwise valid written request to call a special meeting pursuant to Clause (A) of this Section 1.2:

(1)          that does not comply with the provisions of this Section 1.2;

(2)          that relates to an item of business that is not a proper subject for shareholder action under applicable law;

(3)          that is delivered during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the date of the next annual meeting;

(4)          if the Board of Directors has called or calls an annual or special meeting of shareholders to be held not more than 90 days after receipt by the Secretary of such written request to call a special meeting and the purpose of such shareholder meeting called by the Board of Directors includes (among any other matters properly brought before the meeting) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) as the purpose specified in such written request to call a special meeting; or

(5)          if a Similar Item (a) other than the election of directors, has been presented at any meeting of shareholders held within 180 to 91 days prior to receipt by the Secretary of such written request to call a special meeting or (b) has been presented at any meeting of shareholders held within 90 days prior to receipt by the Secretary of such written request to call a special meeting (and, for purposes of clarity, for purposes of this clause (b), the election of directors shall deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors).

(F)          Revocations:

(1)          A record shareholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the Secretary of the Corporation.

(2)          All written requests for a special meeting shall be deemed revoked:

(a)          upon the first date that, after giving effect to revocation(s) and notice(s) of ownership position decrease(s) (pursuant to Section 1.2(D)(3) and the last sentence of Section 1.2(D), respectively), the aggregate Voting Stock ownership position of all the Disclosing Parties who are listed on the unrevoked valid written requests to call a special meeting with respect to the applicable proposal decreases to a number of shares of Voting Stock less than the Special Meeting Request Required Shares;

(b)          if any Disclosing Party who has provided a Solicitation Statement with respect to any business proposal to be submitted for shareholder approval at such special meeting does not act in accordance with the representations set forth therein; or

(c)          if any Disclosing Party does not provide the information required by Section 1.2(D) in accordance with such provisions.

(3)          If an actual or deemed revocation of all valid written requests to call a special meeting has occurred after the special meeting has been called by the Secretary, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(G)          The Board of Directors may submit its own proposal or proposals for consideration at a special meeting called at the request of one or more shareholders pursuant to this Section 1.2.  The Meeting Record Date for, and the place, date and time of, any special meeting shall be fixed by the Board of Directors; provided, that the date of any such special meeting shall not be more than 120 days after the date on which valid special meeting request(s) from holder(s) of the Special Meeting Required Shares are delivered to the Secretary of the Corporation in accordance with this Section 1.2.

SECTION 1.3          Time and Place of Meetings.

Subject to the provisions of Section 1.1 and Section 1.2, each meeting of shareholders shall be held on such date, at such hour and at such place as fixed by the Board of Directors or in the notice of the meeting delivered by the Corporation or, in the case of an adjourned meeting, as announced by the Corporation at the meeting at which the adjournment is taken.

SECTION 1.4          Notice of Meetings.

A notice of each meeting of shareholders, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Corporation personally, by mail or by electronic transmission as set forth below to each shareholder entitled to vote at the meeting.  Unless otherwise provided by statute, the notice shall be given not less than 10 nor more than 60 days before the date of the meeting and, if mailed, shall be deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears on the records of the Corporation.  No notice need be given to any person with whom communication is unlawful, nor shall there be any duty to apply for any permit or license to give notice to any such person.  If the time and place of an adjourned meeting of shareholders are announced by the Corporation at the meeting at which the adjournment is taken, no notice need be given of the adjourned meeting unless that adjournment is for more than 30 days or unless, after the adjournment, a new record date is fixed for the adjourned meeting.  Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders under the Corporation’s Certificate of Incorporation and these Bylaws may be given by the Corporation by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the “DGCL”).

SECTION 1.5          Waiver of Notice.

Anything herein to the contrary notwithstanding, notice of any meeting of shareholders need not be given to any shareholder who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, unless such shareholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 1.6          Quorum and Manner of Acting.

Subject to the provisions of these Bylaws, the Corporation’s Certificate of Incorporation and statute as to the vote that is required for a specified action, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Corporation entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business, and the vote in person or by proxy of the holders of a majority of the shares constituting such quorum shall be binding on all shareholders of the Corporation.  The Chairman of the Board of Directors or the Chief Executive Officer or a majority of the shares present in person or by proxy and entitled to vote may, regardless of whether or not they constitute a quorum, adjourn the meeting to another time and place.  No notice of the time and place, if any, of adjourned meetings need be given except as required by applicable law.  The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding withdrawal of enough shareholders to leave is less than a quorum.  Any business which might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present.

SECTION 1.7          Voting.

A shareholder may authorize another person or persons to vote for him, her or itself by proxy.  Such authorization may be accomplished by the shareholder or his, her or its authorized officer, director, employee or agent signing such writing or causing his, her or its signature to be affixed to such writing by any reasonable means including facsimile signature or by electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service, or similar agent duly authorized by the intended proxy holder to receive such transmission; provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder.  No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

SECTION 1.8          Inspectors of Election; Opening and Closing the Polls.

The Board of Directors may, and to the extent required by law, shall, in advance of any meeting of shareholders appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including without limitation as officers, employees, fiduciaries or agents, to act at the meeting and make a written report thereof.  The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors of election shall have the duties prescribed by law.  The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

SECTION 1.9          List of Shareholders.

A complete list of the shareholders entitled to vote at each meeting of shareholders, arranged in alphabetical order, and showing the address and number of shares registered in the name of each shareholder, shall be prepared and made available for examination during regular business hours by any shareholder for any purpose germane to the meeting.  The list shall be available for such examination at the principal place of business of the Corporation for a period of not less than 10 days prior to the meeting and during the whole time of the meeting.

SECTION 1.10          Notice of Shareholder Business and Nominations.

(A)          Annual Meetings of Shareholders.

(1)          Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section 1.10 and, at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.10 as to such business or nomination; clause (c) shall be the exclusive means for a shareholder to make nominations or submit other business (other than nominations at an annual meeting made pursuant to Section 1.12 of these Bylaws and matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(2)          Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.10, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for shareholder action.  To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend any time period for the giving of a shareholder’s notice as described above.  To be in proper form, such shareholder’s notice (whether given pursuant to this paragraph (A)(2) or paragraph (B) of Section 1.10) to the Secretary must:  (a) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (such shareholder or beneficial owner, a “holder”), (i) the name and address of each such holder (as they appear on the Corporation’s books in the case of the record holder), (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially or of record by each such holder, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially or of record by each such holder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which each such holder, directly or indirectly, has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially or of record by each such holder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, beneficially or of record by a general or limited partnership in which each such holder is a general partner or, directly or indirectly, beneficially or of record owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that each such holder is, directly or indirectly, entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held, directly or indirectly, beneficially or of record by members of such holder’s immediate family sharing the same household (which information shall be supplemented by such holder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to each such holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (b) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of any such holder in such business and (ii) a description of all agreements, arrangements and understandings between any such holder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (c) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any such holder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if any such holder or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (d) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by paragraph (C) of this Section 1.10.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(3)          Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)          Special Meetings of Shareholders.  Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  To be properly brought before a special meeting, proposals of business must be specified in the Corporation’s notice of meeting (or any supplement thereto) (a) given by or at the direction of the Board of Directors or (b) given by the Corporation pursuant to a valid shareholder written request in accordance with Section 1.2 of these Bylaws; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to shareholders at any such special meeting.  Without qualification, and subject to Section 1.2 and paragraph (A)(2) of this Section 1.10, for any business to be properly requested to be brought before a special meeting by a shareholder pursuant to this paragraph (B), the shareholder must have given timely notice thereof and timely updates and supplements thereof in each case in proper form, in writing to the Secretary and such business must otherwise be a proper matter for shareholder action.  Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 1.10 and at the time of the special meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.10 as to such nomination.  In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this Section 1.10 with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by paragraph (C) of this Section 1.10) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period or extend any time period for the giving of a shareholder’s notice as described above.  This paragraph (B) of this Section 1.10 (and subject to Section 1.2) shall be the exclusive means for a shareholder to make nominations or business proposals (other than matters properly brought pursuant to Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of shareholders.

(C)          Submission of Questionnaire, Representation and Agreements.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 1.10 or Section 1.12 of these Bylaws, as applicable) to the Secretary at the principal executive offices of the Corporation a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable law and with the Corporation’s Code of Ethics, corporate governance guidelines, conflict of interest policy, confidentiality policies, stock ownership and trading policies and guidelines, and any other code of conduct, policies and guidelines adopted by the Corporation or any rules, regulations and listing standards, in each case as applicable to other members of the Board of Directors.

(D)          General.

(1)          Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 or Section 1.12 of these Bylaws, as applicable, shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10 or Section 1.12 of these Bylaws, as applicable, and, if any proposed nomination or business is not in compliance with this Section 1.10 or Section 1.12 of these Bylaws, as applicable, to declare that such defective proposal or nomination shall be disregarded.

(2)          For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)          Notwithstanding the foregoing provisions of this Section 1.10 and/or Section 1.12 of these Bylaws, as applicable, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10 and/or Section 1.12 of these Bylaws, as applicable; provided, however, that any references in this Section 1.10 and/or Section 1.12 of these Bylaws, as applicable, to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.10 (A)(1)(c), Section 1.10 (B) or Section 1.12 of these Bylaws, as applicable.  Nothing in this Section 1.10 or in Section 1.12 of these Bylaws, as applicable, shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or of the holders of any series of preferred stock if and to the extent provided for under law, the Corporation’s Certificate of Incorporation or these Bylaws.

SECTION 1.11

(A)          Consents to Corporate Action.  Any action which is required to be or may be taken at any annual or special meeting of shareholders of the Corporation, subject to the provisions of Subsections (B) and (C) of this Section 1.11, may be taken without a meeting, without prior notice and without a vote if consents in writing, setting forth the action so taken, shall have been signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

(B)          Determination of Record Date of Action by Written Consent.  The record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be fixed by the Board of Directors of the Corporation.  Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent without a meeting shall, by written notice to the Secretary, request the Board of Directors to fix a record date.  Upon receipt of such a request, the Secretary shall place such request before the Board of Directors at its next regularly scheduled meeting; provided, however, that if the shareholder represents in such request that he or she intends, and is prepared, to commence a consent solicitation as soon as is permitted by the Exchange Act and the regulations thereunder and other applicable law, the Secretary shall as promptly as practicable, call a special meeting of the Board of Directors, which meeting shall be held as promptly as practicable.  At such regular or special meeting, the Board of Directors shall fix a record date as provided in Section 213 (or its successor provision) of the DGCL.  Should the Board fail to fix a record date as provided for in this Subsection (B), then the record date shall be the day on which the first written consent is expressed.

(C)          Procedures for Written Consent.  In the event of the delivery to the Corporation of a written consent or consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary shall provide for the safekeeping of such consents and revocations and shall, as promptly as practicable, engage nationally recognized independent judges of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations.  No action by written consent and without a meeting shall be effective until such judges have completed their review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of shareholders.

SECTION 1.12           Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials.

(A)          Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of shareholders that satisfy the requirements of this Section 1.12 (such person or group, the “Eligible Shareholder”), and that expressly elects at the time of providing the written notice required by this Section 1.12 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 1.12.

(1)          For purposes of this Section 1.12 and Section 1.2 of these Bylaws, “Constituent Holder” shall mean any shareholder, beneficial holder or collective investment fund included within a Qualifying Fund (as defined in paragraph (E) below) whose stock ownership is counted for the purposes of qualifying as holding the Special Meeting Request Required Shares (in Section 1.2) or the Proxy Access Request Required Shares (in this Section 1.12, as defined in paragraph (E) below) or qualifying as an Eligible Shareholder (in this Section 1.12, as defined in paragraph (E) below);

(2)          For purposes of this Section 1.12 and Section 1.2 of these Bylaws, “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Exchange Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(3)          For purposes of this Section 1.12 and Section 1.2 of these Bylaws, a shareholder shall be deemed to “own” only those outstanding shares of Voting Stock as to which the shareholder (or any Constituent Holder) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.  The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such shareholder (or any of its affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder (or any of its affiliates) for any purposes or purchased by such shareholder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder (or any of its affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such shareholder’s (or affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder (or affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index.  A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.  A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the shareholder.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(B)          For purposes of this Section 1.12, the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Shareholder

Nominee and the Eligible Shareholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act and (2) if the Eligible Shareholder so elects, a Statement (defined below).  The Corporation shall also include the name of the Shareholder Nominee in its proxy card.  For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the Corporation with respect to the foregoing.

(C)          To be timely, a shareholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the anniversary of the date that the Corporation first issued its proxy statement for the preceding year’s annual meeting.  In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

(D)          The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.12 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall be the greater of (x) one and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 1.12 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

(1)          the number of such director candidates for which the Corporation shall have received one or more valid shareholder notices nominating director candidates pursuant to Section 1.10 (A)(1)(c) of these Bylaws;

(2)          the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such shareholder or group of shareholders, from the Corporation), other than any such director referred to in this clause (2) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms, but only to the extent the Permitted Number after such reduction with respect to this clause (2) equals or exceeds one; and

(3)          the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Section 1.12, other than any such director referred to in this clause (3) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms;

provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.12 exceeds the Permitted Number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the Corporation.  If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(E)          An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), continuously for at least three years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 1.12, and as of the record date for determining shareholders eligible to vote at the annual meeting, at least 3% of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting; provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed 20.  Two or more collective investment funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph (E); provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 1.12.  No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 1.12, and no shareholder may be a member of more than one such group.  A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (E), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings.  For avoidance of doubt, Proxy Access Request Required Shares will qualify as such only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year period ending on that date and through other applicable dates referred to above (in addition to other applicable requirements being met).

(F)          No later than the final date when a nomination pursuant to this Section 1.12 may be delivered to the Corporation, an Eligible Shareholder (including each Constituent Holder) must provide the following information in writing to the Secretary of the Corporation:

(1)          with respect to each Constituent Holder, the information required by Section 1.10 (A)(2)(a) of these Bylaws;

(2)          one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(a)          within 10 days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

(b)          immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of shareholders;

(3)          a representation that such person:

(a)          acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(b)          has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.12;

(c)          has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

(d)          will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(e)          will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 1.12;

(4)          in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(5)          an undertaking that such person:

(a)          with respect to any shares held or controlled by the Eligible Shareholder, to the extent that cumulative voting would otherwise be permitted, agrees not to cumulate votes in favor of the election of any Shareholder Nominee(s) nominated by such Eligible Shareholder;

(b)          agrees to assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, employees, agents and advisors individually from and against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s (including such person’s) communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder (including such person) provided to the Corporation; and

(c)          agrees to file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the Corporation relating to the annual meeting at which the Shareholder Nominee will be nominated.

In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 1.12, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund are either part of the same family of funds or sponsored by the same employer.  In order to be considered timely, any information required by this Section 1.12 to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than 10 days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no later than 10 days prior to such annual meeting.  For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect.

(G)          The Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Section 1.12 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee (the “Statement”).  Notwithstanding anything to the contrary contained in this Section 1.12, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(H)          No later than the final date when a nomination pursuant to this Section 1.12 may be delivered to the Corporation, each Shareholder Nominee must:

(1)          provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;

(2)          complete, sign and submit all questionnaires, representations and agreements required by these Bylaws (including Section 1.10(C) of these Bylaws) or of the Corporation’s directors generally; and

(3)          provide such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee:

(a)          is independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;

(b)          would not, by serving as a member of the Board of Directors, violate or cause the Corporation to be in violation of these Bylaws, the Corporation’s Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded or any applicable law, rule or regulation;

(c)          has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines; and

(d)          is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any such defect.

(I)          Any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 1.12 or any other provision of these Bylaws, the Corporation’s Certificate of Incorporation or other applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at such annual meeting of shareholders.

(J)          The Corporation shall not be required to include, pursuant to this Section 1.12, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(1)          who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;

(2)          whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Corporation’s Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded or any applicable law, rule or regulation;

(3)          if the Eligible Shareholder (or any Constituent Holder) or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 1.12 or any agreement, representation or undertaking required by this Section; or

(4)          if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this paragraph (J), clauses (1) and (2) and, to the extent related to a breach or failure by the Shareholder Nominee, clause (3) will result in the exclusion from the proxy materials pursuant to this Section 1.12 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Shareholder Nominee to be nominated; provided, however, clause (4) and, to the extent related to a breach or failure by an Eligible Shareholder (or any Constituent Holder), clause (3), will result in the Voting Stock owned by such Eligible Shareholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Shareholder, the exclusion from the proxy materials pursuant to this Section 1.12 of all of the applicable shareholder’s Shareholder Nominees from the applicable annual meeting of shareholders or, if the proxy statement has already been filed, the ineligibility of all of such shareholder’s Shareholder Nominees to be nominated).

SECTION 2 – Board of Directors

SECTION 2.1          Number and Term of Office.

The number of directors shall be not less than 10 nor more than 19; provided, that such number may be increased to the extent necessary to comply with Section 2.18(F) of these Bylaws.  The exact number, within those limits, shall be determined from time to time by the Board of Directors.  Each director shall be elected annually to serve until the annual meeting of shareholders held in the following fiscal year and shall hold office until a successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 2.2          Election.

A nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed 50% of the votes cast with respect to such nominee’s election at a meeting for the election of directors at which a quorum is present.  Votes cast shall include “against” votes, but shall exclude abstentions with respect to that nominee’s election or with respect to the election of directors in general.

Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.  For purposes of this Section 2.2, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary (a) as of the close of the applicable notice of nomination period(s) set forth in Section 1.12 and Section 1.10 of these Bylaws based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 1.12 and/or Section 1.10 or (b) if later, reasonably promptly following the determination by any court or other tribunal of competent jurisdiction that one or more notice(s) of nomination were timely filed in accordance with said Section 1.12 and/or Section 1.10; provided, that the determination that an election is a “contested election” by the Secretary pursuant to clause (a) or (b) shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity.  If, prior to the tenth day before the Corporation first mails its notice of meeting for such meeting to the shareholders, one or more notices of nomination are withdrawn (or declared invalid or untimely by any court or other tribunal of competent jurisdiction) such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

SECTION 2.3          Organizational Meetings

As promptly as practicable after each annual meeting of shareholders, and more frequently if the Board of Directors determines, the Board of Directors shall hold an organizational meeting for the purpose of organization and the transaction of other business.

SECTION 2.4          Stated Meetings.

The Board of Directors may provide for stated meetings of the Board.

SECTION 2.5          Special Meetings.

Special meetings of the Board of Directors may be called from time to time by any four directors, by the Chairman, the Lead Director (if applicable), or by the Chief Executive Officer.

SECTION 2.6          Business of Meetings.

Except as otherwise expressly provided in these Bylaws, any and all business may be transacted at any meeting of the Board of Directors; provided, that if so stated in the notice of meeting, the business transacted at a special meeting shall be limited to the purpose or purposes specified in the notice.

SECTION 2.7          Time and Place of Meetings.

Subject to the provisions of Section 2.3, each meeting of the Board of Directors shall be held on such date, at such hour and in such place as fixed by the Board or in the notice or waivers of notice of the meeting or, in the case of an adjourned meeting, as announced at the meeting at which the adjournment is taken.

SECTION 2.8          Notice of Meetings.

No notice need be given of any organizational or stated meeting of the Board of Directors for which the Board has fixed the date, hour and place.  Notice of the date, hour and place of all other organizational and stated meetings, and of all special meetings, shall be given to each director personally, by telephone, by mail or by electronic transmission.  If given by mail, the notice shall be sent to the director at his or her residence or usual place of business as the same appears on the books of the Corporation not later than four days before the meeting.  If given by electronic transmission, the notice shall be sent to the director not later than at any time during the day before the meeting.  If given personally or by telephone, the notice shall be given not later than at any time during the day before the meeting.

SECTION 2.9          Waiver of Notice.

Anything herein to the contrary notwithstanding, notice of any meeting of the Board of Directors need not be given to any director who shall have waived in writing notice of the meeting, either before or after the meeting, or who shall attend such meeting, unless such director attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 2.10          Attendance by Telephone or Other Means of Communication.

Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear one another, and such participation shall constitute presence in person at the meeting.

SECTION 2.11          Quorum and Manner of Acting.

(A)          One-third of the total number of directors at the time provided for pursuant to Section 2.1 shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise provided in these Bylaws, in the Corporation’s Certificate of Incorporation or by statute, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.  A majority of the directors present at any meeting, regardless of whether or not they constitute a quorum, may adjourn the meeting to another time or place.  Any business which might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present.

(B)          Notwithstanding anything to the contrary in these Bylaws, until the later of March 31, 2022 and [insert second anniversary of the Closing Date] (such later date, the “Specified Date”), unless the then serving directors shall have adopted a resolution to the contrary in accordance with Section 2.11(E) of these Bylaws:

(1)          the Board of Directors shall be composed of (i) six RTN Continuing Independent Directors (as defined in Section 2.18(H) below), (ii) seven UTC Continuing Independent Directors (as defined in Section 2.18(H) below), (iii) until the Succession Date (as defined in Section 2.18(A) below), the executive Chairman of the Board and (iv) the Chief Executive Officer, and any vacancy on the Board of Directors will be filled as provided in Section 2.18(F) of these Bylaws;

(2)          the Board shall not fail to nominate the Former RTN CEO (as defined in Section 2.18(A) below) for election as a director of the Corporation;

(3)          the Lead Director shall be selected as provided in Section 2.18(G) of these Bylaws;

(4)          the Board shall have five standing committees as set forth in Section 2.18(I) of these Bylaws, and the chairs and composition of such standing committees shall be as provided in Section 2.18(I) of these Bylaws;

(5)          the headquarters of the Corporation shall be located in the Greater Boston Metropolitan Area; and

(6)          the name of the Corporation shall be Raytheon Technologies Corporation.

Notwithstanding anything to the contrary in these Bylaws, until the later of the Specified Date and the one-year anniversary of the Succession Date (as defined in Section 2.18(A) below), unless the then serving directors shall have adopted a resolution to the contrary in accordance with Section 2.11(E) of these Bylaws, the Board shall not fail to nominate the Pre-Closing CEO (as defined in Section 2.18(A) below) for election as a director of the Corporation.

(C)          Notwithstanding anything to the contrary in these Bylaws, unless the then serving independent directors shall have adopted a resolution to the contrary in accordance with Section 2.11(E) of these Bylaws, (1) prior to the Succession Date (as defined in Section 2.18(A) below), the executive Chairman of the Board shall have the roles and responsibilities set forth in Section 2.18(B) of these Bylaws, and (2) prior to the Specified Date, the Chief Executive Officer of the Corporation shall have the roles and responsibilities set forth in Section 2.18(C) of these Bylaws.

(D)          Notwithstanding anything to the contrary in these Bylaws, the affirmative written approval of then serving directors adopted in accordance with Section 2.11(E) of these Bylaws shall be required to bring before any meeting of the Board of Directors (whether organizational, stated, special or otherwise) any of the following items of business to be transacted at such meeting (or to present such items for business to be transacted pursuant to action by written consent of the Board of Directors), or to validly include any such item as an item of business in any notice of any such meeting:  (1) until the Specified Date, any (A) removal, or other action that would result in any failure to appoint or re-elect, the Former RTN CEO as executive Chairman of the Board of Directors, or (B) approval or authorization of any unilateral termination by the Corporation of his employment agreement; (2) until the later of the Specified Date and the one-year anniversary of the Succession Date (as defined in Section 2.18(A) below), any (A) removal, or other action that would result in any failure to appoint or re-elect, the Pre-Closing CEO as Chief Executive Officer or, from and after the Succession Date, as Chairman of the Board, or (B) approval or authorization of any unilateral termination by the Corporation of his employment agreement; and (3) any amendment, repeal or adoption of any provision of these Bylaws.

(E)          Any resolution of the type specified in Sections 2.11(B) and (C) of these Bylaws, and any approval of the type specified in Section 2.11(D) of these Bylaws, must be adopted or approved, respectively, by directors representing at least 75% of the then serving directors or the then serving independent directors, as applicable.

(F)          In the event of any inconsistency between the provisions of this Section 2.11, on the one hand, and any other provision of these Bylaws, on the other hand, the provisions of this Section 2.11 shall control.

SECTION 2.12          Action Without a Meeting.

Any action which could be taken at a meeting of the Board of Directors may be taken without a meeting if all of the directors consent to the action in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of the Board.  Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 2.13          Compensation of Directors.

Each director of the Corporation who is not a salaried officer or employee of the Corporation, or of a subsidiary of the Corporation, may receive compensation for serving as a director and for serving as a member of any Committee of the Board, and may also receive fees for attendance at any meetings of the Board or any Committee of the Board, and the Board may from time to time fix the amount and method of payment of such compensation and fees; provided, that no director of the Corporation shall receive any bonus or share in the earnings or profits of the Corporation or any subsidiary of the Corporation except pursuant to a plan approved by the shareholders at a meeting called for the purpose.  The Board may also, by vote of a majority of disinterested directors, provide for and pay fair compensation to directors rendering services to the Corporation not ordinarily rendered by directors as such.

SECTION 2.14          Resignation of Directors.

Any director may resign at any time upon written notice to the Corporation.  The resignation shall become effective at the time specified in the notice and, unless otherwise provided in the notice, acceptance of the resignation shall not be necessary to make it effective.

SECTION 2.15          Removal of Directors.

Any director may be removed, either for or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote at a meeting of the shareholders called for the purpose, and the vacancy on the Board caused by any such removal may be filled by the shareholders at such meeting or at any subsequent meeting; provided, that no director elected by a class vote of less than all the outstanding shares of the Corporation may, so long as the right to such a class vote continues in effect, be removed pursuant to this Section 2.15, except for cause and by the affirmative vote of the holders of record of a majority of the outstanding shares of such class at a meeting called for the purpose, and the vacancy in the Board caused by the removal of any such director may, so long as the right to such class vote continues in effect, be filled by the holders of the outstanding shares of such class at such meeting or at any subsequent meeting.

SECTION 2.16          Filling of Vacancies Not Caused by Removal.

Subject to Section 2.18(F) of these Bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, that if the vacancy to be filled would, at an election of the whole Board of Directors, be filled by a class vote of less than all of the outstanding shares of the Corporation, and if any of the directors remaining in office were elected by the same class, such majority vote of the directors shall be effective only if it is concurred in by a majority of the remaining directors elected by such class or by a sole remaining director elected by such class.  If for any reason there shall be no directors in office, any officer, any shareholder or any executor, administrator, trustee or guardian of a shareholder, or other fiduciary with like responsibility for the person or estate of a shareholder, may call a special meeting of shareholders in accordance with the provisions of these Bylaws for the purpose of electing directors.

SECTION 2.17          Chairman of the Board.

Subject to Section 2.18(B) of these Bylaws, the Board of Directors shall annually elect one of its members to be Chairman of the Board (the “Chairman”) and shall fill any vacancy in the position at such time and in such manner as the Board of Directors shall determine.  The Chairman shall preside, when present, at each meeting of shareholders and at all meetings of the Board of Directors, and shall have such other powers and duties as are described in Section 2.18(B) of these Bylaws or as otherwise may from time to time be committed to him or her by the Board of Directors.  The Board of Directors may designate the Chairman as an executive or non-executive Chairman.

SECTION 2.18          Executive Chairman and CEO Positions; Succession; Board Composition.

(A)          The Board of Directors has, as of [insert Closing Date], elected (1) the Chairman and Chief Executive Officer of Raytheon Company as of immediately prior to [insert Closing Date] (the “Former RTN CEO”) as a member of the Board of Directors and to serve as executive Chairman of the Board of Directors, and (2) the Chairman and Chief Executive Officer of the Corporation as of immediately prior to [insert Closing Date] (the “Pre-Closing CEO”) as a member of the Board of Directors and to serve as Chief Executive Officer of the Corporation.  The foregoing appointments shall continue until the Specified Date or any such earlier date as of which the Former RTN CEO ceases for any reason in accordance with these Bylaws to serve in the position of executive Chairman (the “Succession Date”), as of which time the Board of Directors shall elect the Pre-Closing CEO to serve as Chairman of the Board of Directors (upon which such election the Pre-Closing CEO shall continue to serve as Chief Executive Officer).  Until the Succession Date (in the case of the Former RTN CEO) or the later of the Specified Date and the one-year anniversary of the Succession Date (in the case of the Pre-Closing CEO), at each annual meeting of shareholders the Board of Directors shall nominate the Former RTN CEO and the Pre-Closing CEO for election to the Board of Directors at such annual meeting.

(B)          Until the Succession Date, the executive Chairman of the Board shall (1) have responsibility for chairing the Board of Directors in accordance with these Bylaws, (2) serve as an executive officer of the Corporation and report directly to the Board of Directors and (3) have all such powers and perform all such duties as may be assigned by the Board of Directors from time to time consistent with this Section 2.18 and his employment agreement.

(C)          Until the Succession Date, the Chief Executive Officer shall (1) report directly to the Board of Directors and (2) have all such powers and perform all such duties as are customarily had and performed by the Chief Executive Officer and/or as may be assigned by the Board of Directors from time to time consistent with this Section 2.18 and his employment agreement.

(D)          Prior to the Specified Date the replacement of the Pre-Closing CEO as the Chief Executive Officer upon his ceasing for any reason in accordance with these Bylaws to serve in the position of Chief Executive Officer shall be determined by the Independent Directors on the Board of Directors, including at least two UTC Continuing Independent Directors and at least two RTN Continuing Independent Directors.

(E)          Any RTN Continuing Independent Director or UTC Continuing Independent Director who is then serving as a member of the Board of Directors and whose term is expiring at an annual meeting of shareholders held on a date that is prior to the Specified Date shall be nominated by the Committee on Governance and Public Policy of the Board of Directors (or its

successor committee) for election to the Board of Directors at such annual meeting, (1) so long as such RTN Continuing Independent Director or UTC Continuing Independent Director qualifies as an Independent Director and (2) unless such RTN Continuing Independent Director or UTC Continuing Independent Director, as applicable, notifies the Board of Directors of his or her desire not be so nominated.  Until the Specified Date, in the event that any RTN Continuing Independent Director or UTC Continuing Independent Director is not nominated for election to the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) or the Board of Directors in accordance with the immediately preceding clauses (1) or (2), the nominee to serve as the successor to such RTN Continuing Independent Director or UTC Continuing Independent Director, as applicable, shall be determined in accordance with paragraph (F) of this Section 2.18.

(F)          Until the Specified Date, all vacancies on the Board of Directors created by the cessation of service of a RTN Continuing Independent Director or UTC Continuing Independent Director or any increase in the number of directors comprising the whole Board of Directors pursuant to the last sentence of this paragraph (F) of this Section 2.18 shall be filled by an individual proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the remaining RTN Continuing Directors or UTC Continuing Directors, as applicable, provided, in each case, that such individual qualifies as an Independent Director.  Until the Specified Date, in the event that any such proposed individual is not nominated for election to the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) or the Board of Directors in accordance with the immediately preceding proviso, a majority of the remaining RTN Continuing Directors or UTC Continuing Directors, as applicable, shall propose another individual (and this process shall be repeated) until such an individual proposed by a majority of the remaining RTN Continuing Directors or UTC Continuing Directors, respectively, is duly nominated to serve as a member of the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) in accordance with this paragraph (F) of this Section 2.18.  Until the Specified Date, if any RTN Continuing Independent Director or UTC Continuing Independent Director is removed from the Board of Directors (and the resulting vacancy is filled) by the shareholders pursuant to Section 2.15 of these Bylaws, or any nominee for election to the Board of Directors pursuant to paragraph (E) or this paragraph (F) of this Section 2.18 is not elected to the Board of Directors (and his or her successor (who would not constitute a RTN Continuing Independent Director or UTC Continuing Independent Director, as applicable) is elected and qualified) in a contested election of directors, then the number of directors composing the whole Board of Directors shall be increased to account for the removal of such RTN Continuing Independent Director or UTC Continuing Independent Director, or the failure of such nominee to be elected, as the case may be, and the resulting vacancy shall be filled in accordance with this paragraph (F) of this Section 2.18.

(G)          The Independent Directors on the Board of Directors shall designate from among themselves a director to serve as Lead Director.  Until the Specified Date, the Lead Director shall be selected from among the RTN Continuing Independent Directors.

(H)          For purposes of these Bylaws, (1) the term “RTN Continuing Independent Directors” shall mean the members of the Board of Directors who (A) were directors as of [insert Closing Date] and designated to serve on the Board of Directors pursuant to Section 2.2(d)(ii) of the Agreement and Plan of Merger, dated as of June 9, 2019, by and among the Corporation, Light Merger Sub Corp. and Raytheon Company (the “Merger Agreement”), or (B) became members of the Board of Directors subsequent to [insert

Closing Date] and were proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the RTN Continuing Directors then on the Board of Directors and (2) the term “RTN Continuing Directors” shall mean the RTN Continuing Independent Directors and the Former RTN CEO.  For purposes of these Bylaws, (1) the term “UTC Continuing Independent Directors” shall mean the members of the Board of Directors who (A) were directors as of [insert Closing Date] and designated to serve on the Board of Directors pursuant to Sections 2.2(d)(i) of the Merger Agreement or (B) became members of the Board of Directors subsequent to [insert Closing Date] and were proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the UTC Continuing Directors then on the Board of Directors and (2) the term “UTC Continuing Directors” shall mean the UTC Continuing Independent Directors and the Pre-Closing CEO.  For purposes of these Bylaws, the term “Independent Director” shall mean an individual who qualifies as independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors.

(I)          Notwithstanding anything to the contrary in these Bylaws, until the Specified Date:  (1) the Board of Directors shall designate, establish and maintain the following standing committees:  (a) the Audit Committee, (b) the Committee on Governance and Public Policy, (c) the Compensation Committee, (d) the Finance Committee and (e) the Special Activities Committee; (2) the chairperson of each standing Committee of the Board of Directors shall be selected by the Board of Directors, with the chairperson of each of the Special Activities Committee, the Committee on Governance and Public Policy and the Compensation Committee being a RTN Continuing Director and the chairperson of each of the Audit Committee and the Finance Committee being a UTC Continuing Director; and (3) each committee of the Board shall be composed of an equal number of appropriately qualified RTN Continuing Directors and UTC Continuing Directors.

(J)          In the event of any inconsistency between the provisions of this Section 2.18, on the one hand, and any other provision of these Bylaws (other than Section 2.11), on the other hand, the provisions of this Section 2.18 shall control.

SECTION 3 – Committees of the Board of Directors

SECTION 3.1          Committees.

By resolution adopted by an affirmative vote of the majority of the whole Board of Directors, the Board may from time to time appoint such Committees of the Board, consisting of one or more directors and, if deemed desirable, one or more directors who shall act as alternate members and who may replace any absentee or disqualified member at any meeting of the Committee, and may delegate to each such Committee any of the powers and authority of the

Board in the management of the business and affairs of the Corporation not reserved to the Board pursuant to Section 3.2.  Each such Committee shall keep a record of its acts and proceedings.

SECTION 3.2          Powers Reserved to the Board.

No Committee of the Board shall take any action to amend the Corporation’s Certificate of Incorporation or these Bylaws, adopt any agreement to merge or consolidate the Corporation, declare any dividend or recommend to the shareholders a sale, lease or exchange of all or substantially all of the assets and property of the Corporation, a dissolution of the Corporation or a revocation of a dissolution of the Corporation.  No Committee of the Board shall take any action which is required in these Bylaws, in the Corporation’s Certificate of Incorporation or by statute to be taken by a vote of a specified proportion of the whole Board of Directors.

SECTION 3.3          Election of Committee Members; Vacancies.

So far as practicable, members of the Committees of the Board and their alternates (if any) shall be appointed at each organizational meeting of the Board of Directors and, unless sooner discharged by an affirmative vote of the majority of the whole Board, shall hold office until the next organizational meeting of the Board and until their respective successors are appointed.  In the absence or disqualification of any member of a Committee of the Board, the member or members (including alternates) present at any meeting of the Committee and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in place of any absent or disqualified member.  Vacancies in Committees of the Board created by death, resignation or removal may be filled by an affirmative vote of a majority of the whole Board of Directors.

SECTION 3.4          Meetings.

Each Committee of the Board may provide for stated meetings of such Committee.  Special meetings of each Committee may be called by any two members of the Committee (or, if there is only one member, by that member in concert with the Chairman, except if that member is the Chairman then by the Chairman) or by the Chairman of the Board of Directors and/or the Chief Executive Officer of the Corporation.  The provisions of Section 2 regarding the business, time and place, notice and waivers of notice of meetings, attendance at meetings and action without a meeting shall apply to each Committee of the Board, except that the references in such provisions to the directors and the Board of Directors shall be deemed, respectively, to be references to the members of the Committee and to the Committee.

SECTION 3.5          Quorum and Manner of Acting.

A majority of the members of any Committee of the Board shall constitute a quorum for the transaction of business at meetings of the Committee, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.  A majority of the members present at any meeting, regardless of whether or not they constitute a quorum, may adjourn the meeting to another time or place.  Any business which might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present.

SECTION 4 – Officers

SECTION 4.1          Election and Appointment.

The elected officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, including a Chief Financial Officer and a General Counsel, a Controller, a Treasurer, a Secretary and such other elected officers as may from time to time be elected by the Board of Directors (including, without limitation, prior to the Succession Date, an executive Chairman).  The Board may also appoint, or provide for the appointment of, such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of the Corporation.  The same person may hold more than one office.

SECTION 4.2          Duties of the Chief Executive Officer.

Under the general supervision of the Board, the Chief Executive Officer of the Corporation shall, in the absence of the Chairman, preside at all meetings of shareholders and, except to the extent otherwise provided in these Bylaws or by the Board, shall have general authority to execute any and all documents in the name of the Corporation and general and active supervision and control of all of the business and affairs of the Corporation.  In the absence of the Chief Executive Officer, his or her duties shall be performed and his or her powers may be exercised by such other officer as shall be designated either by the Chief Executive Officer in writing or (failing such designation) by the Board of Directors.

SECTION 4.3          Duties of Other Officers.

The other officers of the Corporation shall have such powers and duties not inconsistent with these Bylaws as may from time to time be conferred upon them in or pursuant to resolutions of the Board of Directors, and shall have such additional powers and duties not inconsistent with such resolutions as may from time to time be assigned to them by any competent superior officer.  The Board shall assign to one or more of the officers of the Corporation the duty to record the proceedings of the meetings of the shareholders and the Board of Directors in a book to be kept for that purpose.

SECTION 4.4          Term of Office and Vacancy.

So far as practicable, the elected officers shall be elected at each organizational meeting of the Board, and shall hold office until the next organizational meeting of the Board and until their respective successors are elected and qualified.  If a vacancy shall occur in any elected office, the Board of Directors may elect a successor for the remainder of the term.  Appointed officers shall hold office at the pleasure of the Board or of the officer or officers authorized by the Board to make such appointments.  Any officer may resign by written notice to the Corporation.

SECTION 4.5          Removal of Elected Officers.

Elected officers may be removed at any time, either for or without cause, by the affirmative vote of a majority of the whole Board of Directors at a meeting called for that purpose.

SECTION 4.6          Compensation of Elected Officers.

The compensation of all elected officers of the Corporation shall be fixed from time to time by the Board of Directors; provided, that no elected officer of the Corporation shall receive any bonus or share in the earnings or profits of the Corporation or any subsidiary of the Corporation except pursuant to a plan approved by the shareholders at a meeting called for the purpose.

SECTION 5 – Shares and Transfer of Shares

SECTION 5.1          Certificates.

The shares of the Corporation shall be represented by certificates or, if and to the extent the Board of Directors determines, shall be uncertificated shares.  Notwithstanding any such determination by the Board of Directors, every shareholder shall be entitled to a certificate signed by the Chairman or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the class and number of shares owned by such shareholder in the Corporation; provided, that, where such certificate is countersigned by a Transfer Agent or a Registrar, the signature of any such Chairman, President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be a facsimile.  In case any officer or officers who shall have signed or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued by the Corporation, such certificate or certificates may be issued by the Corporation with the same effect as if such person or persons continued to serve such officer or officers at the date of issue.

SECTION 5.2          Transfer Agents and Registrars.

The Board of Directors may, in its discretion, appoint one or more responsible banks or trust companies in the City of New York or in such other city or cities (if any) as the Board may deem advisable, from time to time, to act as Transfer Agents and Registrars of shares of the Corporation; and, when such appointments shall have been made, no certificate for shares of the Corporation shall be valid until countersigned by one of such Transfer Agents and registered by one of such Registrars.

SECTION 5.3          Transfers of Shares.

Shares of the Corporation may be transferred upon authorization by the record holder thereof, or by an attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a Transfer Agent and Registrar, and by the delivery of the certificates therefor, provided such shares are represented by certificates, accompanied either by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign or transfer the same, signed by the record holder thereof, but no transfer shall affect the right of the Corporation to pay any dividend upon the shares to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes; and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

SECTION 5.4          Lost Certificates.

In case any certificate for shares of the Corporation shall be lost, stolen or destroyed, the Board of Directors, in its discretion, or any Transfer Agent thereunto duly authorized by the Board, may authorize the issuance of a substitute certificate in place of the certificate so lost, stolen or destroyed, and may cause such substitute certificate to be countersigned by the appropriate Transfer Agent (if any) and registered by the appropriate Registrar (if any); provided, that in each such case, the applicant for a substitute certificate shall furnish to the Corporation and to such of its Transfer Agents and Registrars as may require same, evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and such security or indemnity as may be required by them.

SECTION 5.5          Record Dates.

In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or to consent to action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date which shall be not more than 60 nor less than 10 days before the date of any meeting of shareholders, and not more than 60 days prior to any other action.  In such case, those shareholders, and only those shareholders, who are shareholders of record on the date fixed by the Board of Directors shall, notwithstanding any subsequent transfer of shares on the books of the Corporation, be entitled to notice of and to vote at such meeting of shareholders, or any adjournment thereof, or to consent to such corporate action in writing without a meeting, or be entitled to receive payment of such dividend or other distribution or allotment of rights, or be entitled to exercise rights in respect of any such change, conversion or exchange of shares or to participate in any such other lawful action.

SECTION 6 – Miscellaneous

SECTION 6.1          Fiscal Year.

The fiscal year of the Corporation shall be the calendar year.

SECTION 6.2          Surety Bonds.

The Chief Financial Officer, the Controller, the Treasurer, each Assistant Treasurer, and such other officers and agents of the Corporation as the Board of Directors may from time to time direct shall be bonded at the expense of the Corporation for the faithful performance of their duties in such amounts and by such surety companies as the Board may from time to time determine.

SECTION 6.3          Signature of Negotiable Instruments.

All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned in such manner as from time to time may be prescribed by resolution of the Board of Directors.

SECTION 6.4          Independent Accountants.

At each annual meeting, the shareholders shall appoint an independent public accountant or firm of independent public accountants to act as the Independent Accountants of the Corporation until the next annual meeting.  Among other duties, it shall be the duty of the Independent Accountants so appointed to make periodic audits of the books and accounts of the Corporation.  As soon as reasonably practicable after the close of the fiscal year, the shareholders shall be furnished with consolidated financial statements of the Corporation and its consolidated subsidiaries, as at the end of such fiscal year, duly certified by such Independent Accountants, subject to such notes or comments as the Independent Accountants shall deem necessary or desirable for the information of the shareholders.  In case the shareholders shall at any time fail to appoint Independent Accountants or in case the Independent Accountants appointed by the shareholders shall decline to act or shall resign or otherwise become incapable of acting, the Board of Directors shall appoint Independent Accountants to discharge the duties provided for herein.  Any Independent Accountants appointed pursuant to any of the provisions hereof shall be directly responsible to the shareholders, and the fees and expenses of any such Independent Accountants shall be paid by the Corporation.

SECTION 6.5          Indemnification of Officers, Directors, Employees and Fiduciaries; Insurance.

(A)          The Corporation shall indemnify and hold harmless, in accordance with and to the full extent permitted by the laws of the State of Delaware as in effect at the time of the adoption of this Section 6.5 or as such laws may be amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs and legal representatives of any such person) made or threatened to be made a party to (or, in the case of directors and officers, otherwise involved in), any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution procedure, legislative hearing or inquiry or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director, officer or employee of the Corporation, of any constituent corporation absorbed in a consolidation or merger or of a Subsidiary of the Corporation, or serves or served as such or in a fiduciary capacity with another enterprise at the request of the Corporation, any such constituent corporation or a Subsidiary, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by any such person in connection with such proceeding.

(B)          In furtherance of the foregoing indemnification provisions and not in limitation thereof, the Corporation shall pay or reimburse all expenses (including attorneys’ fees) reasonably incurred by any person who is or was a director or officer of the Corporation, any such constituent corporation or any Subsidiary and any such person who serves or served as such or in a fiduciary capacity at the request of one of the foregoing entities with another enterprise in advance of the final disposition of any such proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such person is not entitled to be indemnified by the Corporation.  Subject to the approval of either (i) the Chief Executive Officer or (ii) the General Counsel and the Chief Financial Officer acting together and upon such terms and conditions as the approving officer or officers deem appropriate, the Corporation may provide independent legal counsel or pay or reimburse the expenses (including attorneys’ fees) reasonably incurred by any person who is or was an employee of the Corporation, any constituent corporation or any Subsidiary and any such person who serves or served as such or in a fiduciary capacity at the request of one of the foregoing entities with another enterprise in advance of the final disposition of any such proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such person is not entitled to be indemnified by the Corporation.

(C)          The rights provided by this Section 6.5 to any person who serves or served as a director or officer of the Corporation, a constituent corporation or a Subsidiary or as such or in a fiduciary capacity with another enterprise at the request of one of the foregoing entities shall be rights of contract enforceable against the Corporation by such person, who shall be presumed to have relied upon such rights in determining to serve or continuing to serve in such capacity, and shall vest at the time such person begins serving in such capacity.  In addition, the rights provided to any such person by this Section 6.5 shall survive the termination of such person’s service in any such capacity.  Such rights shall continue as long as such person shall be subject to any possible proceeding.  No amendment of this Section 6.5 shall impair the rights of any such person arising at any time with respect to events occurring prior to such amendment.

(D)          Notwithstanding anything contained in this Section 6.5, except for proceedings to enforce rights provided in this Section 6.5, the Corporation shall not be obligated under this Section 6.5 to provide any indemnification or any payment or reimbursement of expenses to any director, officer, employee or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or cross-claims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board.

(E)          For purposes of this Section 6.5, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest or voting power to elect a majority of the directors of such entity; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, employee or fiduciary of the Corporation, a constituent corporation or a Subsidiary which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

(F)          Nothing in this Section 6.5 shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents, fiduciaries and other persons otherwise than pursuant to this Section 6.5.  The rights to indemnification and to receive payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 6.5 shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, these Bylaws, agreement or otherwise.

(G)          If any provision or provisions of this Section 6.5 shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (1) the validity, legality and enforceability of the remaining provisions of this Section 6.5 (including, without limitation, each portion of any paragraph of this Section 6.5 containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 6.5 (including, without limitation, each such portion of any paragraph of this Section 6.5 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(H)          Subject to the approval of either (i) the Chief Executive Officer or (ii) the General Counsel and the Chief Financial Officer acting together and upon such terms and conditions as the approving officer or officers deem appropriate, the Corporation may provide to any person who is or was an agent or fiduciary of the Corporation, a constituent corporation, a Subsidiary or an employee benefit plan of one of such entities rights of indemnification and to receive payment or reimbursement of expenses (including in advance of the final disposition of any proceeding), including attorneys’ fees, to the fullest extent of the provisions of this Section 6.5 with respect to the indemnification of and payment or reimbursement of expenses of directors and officers of the Corporation, constituent corporations, Subsidiaries or other enterprises.  Any such rights, if provided, shall have the same force and effect as they would have if they were conferred in this Section 6.5.

(I)          Subject to the approval of either the Chief Financial Officer or the Vice President, Treasurer, the Corporation may purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect each of itself and any person who is or was a director, officer, employee, agent or fiduciary of the Corporation, a constituent corporation, or a Subsidiary or is or was serving at the request of one of such entities as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation shall have the power to indemnify such person against such liability under the provisions of this Section 6.5 and the laws of the State of Delaware.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director, officer or employee, and each such agent or fiduciary to which rights of indemnification have been provided pursuant to paragraph (H) of this Section 6.5, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee, agent or fiduciary.

SECTION 6.6          Exclusive Forum for Adjudication of Certain Disputes.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

SECTION 7 – Bylaws Amendments

SECTION 7.1          By the Shareholders.

These Bylaws may be amended by the shareholders at a meeting called for such purpose in any manner not inconsistent with any provision of law or of the Corporation’s Certificate of Incorporation.

SECTION 7.2          By the Directors.

These Bylaws may be amended by the affirmative vote of a majority of the whole Board of Directors in any manner not inconsistent with any provision of law or of the Corporation’s Certificate of Incorporation; provided, that the Board may not amend this Section 7.2, or the bonus proviso of Section 2.13 (Compensation of Directors), or Section 2.15 (Removal of Directors), Section 4.5 (Removal of Elected Officers) or Section 4.6 (Compensation of Elected Officers).